Exhibit 10.1

Loan Number: 1021387

Execution Version

AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of January 22, 2024

by and among

REALTY INCOME CORPORATION,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.5,

as Lenders,

and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.,

TD BANK, N.A., MIZUHO BANK, LTD.,

TRUIST BANK, BANK OF AMERICA, N.A.,

THE BANK OF NOVA SCOTIA and

ROYAL BANK OF CANADA,

as Joint Bookrunners

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.,

TD BANK, N.A., MIZUHO BANK, LTD.,

TRUIST BANK, BANK OF AMERICA, N.A.,

THE BANK OF NOVA SCOTIA and

ROYAL BANK OF CANADA,

as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A.,

TD BANK, N.A., MIZUHO BANK, LTD.

TRUIST BANK, BANK OF AMERICA, N.A.,

THE BANK OF NOVA SCOTIA and

ROYAL BANK OF CANADA,

as Syndication Agents

THE HUNTINGTON NATIONAL BANK,

GOLDMAN SACHS BANK USA and

MORGAN STANLEY BANK, N.A.,

as Managing Agents

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULE I	Outstanding Balances; Commitment Amounts and Percentages
SCHEDULE 1.1(A)	[Reserved]
SCHEDULE 1.1(B)	List of Loan Parties
SCHEDULE 4.1	Initial Unencumbered Assets
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(g)	Indebtedness and Guaranties
SCHEDULE 7.1(h)	Material Contracts
SCHEDULE 7.1(i)	Litigation
SCHEDULE 7.1(r)	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	[Reserved]
EXHIBIT C	[Reserved]
EXHIBIT D	Form of Disbursement Instruction Agreement
EXHIBIT E	Form of Guaranty
EXHIBIT F	Form of Notice of Continuation
EXHIBIT G	Form of Notice of Conversion
EXHIBIT H	[Reserved]
EXHIBIT I	[Reserved]
EXHIBIT J	[Reserved]
EXHIBIT K	[Reserved]
EXHIBIT L	[Reserved]
EXHIBIT M	Form of Term Loan Note
EXHIBIT N	[Reserved]
EXHIBIT O	[Reserved]
EXHIBIT P	[Reserved]
EXHIBIT Q	[Reserved]
EXHIBIT R	[Reserved]
EXHIBIT S	Forms of U.S. Tax Compliance Certificates
EXHIBIT T	Form of Compliance Certificate
EXHIBIT U	Form of Closing Certificate

THIS AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”) dated as of January 22, 2024 by and among REALTY INCOME CORPORATION, a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.5 (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, with WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., TD BANK, N.A., MIZUHO BANK, LTD., TRUIST BANK, BANK OF AMERICA, N.A., THE BANK OF NOVA SCOTIA and ROYAL BANK OF CANADA, as Joint Bookrunners, WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., TD BANK, N.A., MIZUHO BANK, LTD., TRUIST BANK, BANK OF AMERICA, N.A., THE BANK OF NOVA SCOTIA and ROYAL BANK OF CANADA, as Joint Lead Arrangers (the “Joint Lead Arrangers”), JPMORGAN CHASE BANK, N.A., TD BANK, N.A., MIZUHO BANK, LTD., TRUIST BANK, BANK OF AMERICA, N.A., THE BANK OF NOVA SCOTIA and ROYAL BANK OF CANADA, as Syndication Agents (the “Syndication Agents”), and THE HUNTINGTON NATIONAL BANK, GOLDMAN SACHS BANK USA and MORGAN STANLEY BANK, N.A., as Managing Agents (the “Managing Agents”).

WHEREAS, on October 29, 2023, the Borrower entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Saints MD Subsidiary, Inc., a Maryland corporation and a direct wholly owned subsidiary of the Borrower (“Merger Sub”), and Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”), pursuant to which, upon the closing of the Merger, Spirit will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation;

WHEREAS, Spirit Realty, L.P., a Delaware limited partnership (“Spirit LP”), is party to that certain Term Loan Agreement (as amended, restated, supplemented or otherwise modified and as in effect immediately prior to the date hereof, the “Existing Loan Agreement”), dated as of November 17, 2022, by and among, inter alios, Spirit LP, as borrower, the financial institutions party thereto on the date hereof and immediately prior to giving effect to this Agreement (the “Existing Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Existing Administrative Agent”);

WHEREAS, in connection with, and subject to the consummation of, the Merger, the Borrower desires to assume (the “Assumption”) or repay, in whole or in part, the outstanding Term Loan (as defined in the Existing Loan Agreement) (the “Existing Term Loan”) of Spirit LP (collectively, the “Refinancing”); and

WHEREAS, the Administrative Agent and the Lenders desire to amend and restate the Existing Loan Agreement to, among other things, (a) make available to the Borrower a senior unsecured term loan facility in the initial amount of $500,000,000 (the “Term Loan Facility”), (b) evidence the consent of certain Existing Lenders and the Existing Administrative Agent to the Assumption, and (c) give effect to the Refinancing, in each case, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby amend and restate the Existing Loan Agreement and hereby agree, as follows:

Article I Definitions

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1(b).

“Adjusted Funds From Operations” means, with respect to a Person for any period, (a) Funds From Operations of such Person for such period, plus (b) non-cash deferred note financing costs and stock compensation costs of such Person for such period, plus (c) loss (or minus gain) on the mark-to-market of derivatives instruments, minus (d) capital expenditures paid in cash by such Person during such period. Adjusted Funds From Operations shall exclude straight-line rent and market rent leveling adjustments required by GAAP.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Margin” means the percentage rates set forth in the tables below corresponding to the level (each, a “Level”) into which the Credit Rating then falls. As of the Agreement Date, the Applicable Margins are determined based on Level 2. Any change in the Borrower’s Credit Rating which would cause the Applicable Margins to be determined based on a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 9.4(p) that the Borrower’s Credit Rating has changed; provided, however, that if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent shall give the Borrower notice of its awareness of such change (provided that failure to give such notice shall not limit the effectiveness of any adjustment of the applicable Level by the Administrative Agent in accordance with this definition) and may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Credit Rating has changed. During any period for which the Borrower has received three Credit Ratings which are not equivalent, the Applicable Margins shall be determined by (a) the highest Credit Rating if they differ by only one Level and (b) the average of the two highest Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Applicable Margins will be based on the Level corresponding to the second highest Credit Rating). During any period for which the Borrower has received only two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margins shall be determined by (i) the highest Credit Rating if they differ by only one Level and (ii) the average of the two Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Applicable Margins shall be based on the Credit Rating one Level below the Level corresponding to the higher Credit Rating). During any period for which the Borrower has received a Credit Rating from only one Rating Agency, the Applicable Margins shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Borrower has (x) not received a Credit Rating from any Rating Agency or (y) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, the Applicable Margins shall be determined based on Level 6. The provisions of this definition shall be subject to Section 2.6(c).

Level	Credit Rating	Applicable Margin for Loans that are Base Rate Loans	Applicable Margin for Loans that are Term SOFR Loans
1	A/A2 (or higher)	0.000%	0.750%
2	A-/A3	0.000%	0.800%
3	BBB+/Baa1	0.000%	0.850%
4	BBB/Baa2	0.000%	0.950%
5	BBB-/Baa3	0.200%	1.200%
6	BB+/Ba1 (or lower or unrated)	0.600%	1.600%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumption” has the meaning set forth in the third recital hereof.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.2(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the sum of (i) Adjusted Term SOFR in effect on such day plus (ii) 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR, as the case may be (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.

“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(c).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (i) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(c)(i) and (ii) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any Subsidiary.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bill Lead Date” has the meaning given that term in Section 3.8(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.6(c).

“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalization Rate” means 6.50%.

“Capitalized Lease Obligations” means obligations under a financing lease (or other similar arrangement conveying the right to use property) to pay rent or other similar amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) time deposits, certificates of deposit or bankers’ acceptances with maturities of not more than one year from the date acquired issued by any Lender (or any “Lender” under the Revolving Credit Agreement) (or bank holding company owning any Lender (or owning any “Lender” under the Revolving Credit Agreement)) or any other United States federal or state chartered commercial bank, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Lender (or any “Lender” under the Revolving Credit Agreement) (or bank holding company owning any Lender (or owning any “Lender” under the Revolving Credit Agreement)) or any other Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; (e) investments in money market funds which have net assets of at least $500,000,000 and whose assets consist primarily of securities and other obligations of the type described in clauses (a) through (d) above; and (f) investments of the type and maturity described in clauses (a) through (e) above of foreign financial institutions and obligors (including foreign governments), which financial institutions, investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Commitment Increase” has the meaning given that term in Section 2.13.

“Commitment” means, as to each Lender, such Lender’s obligation to make a Loan pursuant to Section 2.2(b) or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.13, as the same may be increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5 or increased as appropriate to reflect any Commitment Increase effected in accordance with Section 2.13.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.4 and other technical, administrative or operational matters) that the Administrative Agent reasonably determines in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines in consultation with the Borrower that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Covered Party” has the meaning given that term in Section 13.21.

“Credit Event” means the making (or deemed making) of any Loan.

“Credit Rating” means the rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of the Borrower.

“Crest Net Subsidiaries” means Subsidiaries of Crest Net Lease, Inc. that are Deemed Taxable REIT Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Deemed Taxable REIT Subsidiary” has the meaning given that term in the definition of the term “Taxable REIT Subsidiary”.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Default Right” has the meaning given that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Designated Non-Guarantor Indebtedness” has the meaning given that term in Section 8.14(a).

“Development Property” means a Property currently under development (i) upon which a certificate of occupancy has not been obtained in accordance with Applicable Law and local building and zoning ordinances and (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been substantially completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit D to be executed and delivered by the Borrower pursuant to Section 6.1(a)(ix), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary, unusual or nonrecurring items, including without limitation, gains and losses from the sale of Properties (but not from the sale of Properties by any Taxable REIT Subsidiary); (v) gains and losses resulting from currency exchange effects and hedging arrangements; (vi) non-cash stock compensation costs of such Person for such period, and (vii) equity in net income (loss) of its Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from amortization of above and below market rent intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include, but shall not be limited to, (w) gains and losses on early extinguishment of Indebtedness, (x) severance and other restructuring charges, (y) transaction costs of acquisitions, dispositions, capital markets offerings, debt financings and amendments thereto, and merger and one-time integration related costs, in each case, not permitted to be capitalized pursuant to GAAP and (z) non-cash impairment charges.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived by all of the Lenders.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.5(b)(iii)).

“Eligible Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (including any unexercised extension options exercisable at the sole option of the ground lessee) of 30 years or more from the Revolving Credit Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) a customary obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonably acceptable transferability of the lessee’s interest under such lease, including ability to sublease (provided that a provision that if a consent of such ground lessor is required, such consent is subject to either an express reasonableness standard or an objective financial standard for the transferee that is reasonably satisfactory to the Administrative Agent shall be deemed acceptable); and (e) clearly determinable rental payment terms.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA that results in the imposition of liability under Section 4063 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability on any member of the ERISA Group under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien upon any member of the ERISA Group in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Erroneous Payment” has the meaning given that term in Section 12.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning given that term in Section 12.11(d).

“Erroneous Payment Impacted Class” has the meaning given that term in Section 12.11(d).

“Erroneous Payment Return Deficiency” has the meaning given that term in Section 12.11(d).

“ESG” has the meaning given that term in Section 13.6(d).

“ESG Amendment” has the meaning given that term in Section 13.6(d).

“ESG Pricing Provisions” has the meaning given that term in Section 13.6(d).

“ESG Ratings” has the meaning given that term in Section 13.6(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning given that term in Section 11.1(l)(i).

“Excluded Subsidiary” means any Subsidiary (a) that either (i) holds title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary or (ii) owns Equity Interests of one or more Excluded Subsidiaries but has no assets other than such Equity Interests and other assets of nominal value (including cash) incidental thereto, and (b) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument, or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of (or pursuant to the terms of) such Secured Indebtedness. In no event shall the Borrower be considered to be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Recipient (if such Recipient is a Lender) changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any Taxes imposed under FATCA.

“Existing Administrative Agent” has the meaning set forth in the second recital hereof.

“Existing Lenders” has the meaning set forth in the second recital hereof.

“Existing Loan Agreement” has the meaning set forth in the second recital hereof.

“Existing Term Loan” has the meaning set forth in the third recital hereof.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means that certain fee letter dated November 13, 2023, by and among the Borrower, Wells Fargo and Wells Fargo Securities, LLC, and each other fee letter entered into with a Joint Lead Arranger in connection with the credit facilities evidenced by this Agreement.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under the Fee Letter or under any other Loan Document.

“Fitch” means Fitch, Inc., and its successors.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all scheduled principal payments on Indebtedness made by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate of all dividends paid or accrued by such Person on any Preferred Stock during such period but excluding redemption payments or repurchases or charges in connection with the final redemption or repurchase in whole of any Preferred Stock, plus (d) the Reserve for Replacements for such Person’s Properties. The Borrower’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of the Borrower.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means a Subsidiary not formed under the laws of the United States of America, any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means net income available to common stockholders (computed in accordance with GAAP), plus depreciation, amortization and impairments, but excluding gains on the sale of investment properties from “continuing operations” and “discontinued operations” (as indicated on the consolidated statements of income (and accompanying notes) of the Borrower) (it being agreed that gains or losses on sales by Crest Net Lease, Inc., the Crest Net Subsidiaries and any Taxable REIT Subsidiary are not extraordinary or non-recurring and should be included in Funds From Operations) and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Funds From Operations shall be calculated consistent with the National Association of Real Estate Investments Trusts, Inc. as of the Revolving Credit Agreement Date, but without giving effect to any supplements, amendments or other modifications promulgated after the Revolving Credit Agreement Date.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other comparable authority (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator with authority to bind a party at law.

“Gross Asset Value” means, at a given time, the sum (without duplication) of (a) (i) the aggregate Net Operating Income for all Properties (other than (A) Development Properties and land held for development and (B) any Property that has negative Net Operating Income for such period) owned by the Borrower or any of its Subsidiaries for the entire period of four consecutive fiscal quarters of the Borrower most recently ended divided by (ii) the Capitalization Rate, plus (b) all cash, Cash Equivalents (excluding tenant deposits and other cash and Cash Equivalents the disposition of which is restricted but including (x) fully refundable earnest money deposits associated with potential acquisitions and (y) Unrestricted 1031 Cash) and marketable securities of the Borrower and its Subsidiaries at such time, plus (c) the current GAAP book value of all Development Properties and all land held for development, plus (d) the purchase price paid by the Borrower or any Subsidiary (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property (other than a Development Property) acquired by the Borrower or such Subsidiary during the immediately preceding period of four consecutive fiscal quarters of the

Borrower most recently ended, plus (e) the GAAP book value of all Mortgage Receivables, plus (f) contractual purchase price of Properties of the Borrower and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Liabilities, plus (g) the GAAP book value (exclusive of accumulated depreciation) of the corporate headquarters of the Borrower located at 11975/11995 El Camino Real, San Diego, California 92130 so long as the Borrower or a Subsidiary thereof owns such Property. The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (b)) will be included in the calculation of Gross Asset Value consistent with the above described treatment for wholly owned assets. To the extent that more than (x) 30.0% of the Gross Asset Value would be attributable to Unimproved Land and Mortgage Receivables, such excess shall be excluded and (y) 15.0% of Gross Asset Value would be attributable to Development Properties of the Borrower and its Subsidiaries, such excess shall be excluded. For purposes of this definition, if a Property to be included in the determination of Gross Asset Value under the immediately preceding clause (a) has not generated Net Operating Income for the entire period of four consecutive fiscal quarters of the Borrower most recently ended because the Property ceased to be a Development Property during such period, then the Net Operating Income for such Property shall be annualized for such period in a manner reasonably acceptable to the Administrative Agent.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor”.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 or Section 8.14 and substantially in the form of Exhibit E.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Incorporated Covenant” has the meaning given that term in Section 13.6(f)(iii).

“Incremental Term Loan Amendment” has the meaning given that term in Section 2.13(d).

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than (A) trade debt incurred in the ordinary course of business and (B) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto) and if not paid after becoming due and payable), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) net obligations under any Derivative Contract in an amount equal to the Derivatives Termination Value thereof (but, for the avoidance of doubt, Indebtedness of the Borrower shall not include any agreement, commitment or arrangement for the sale of Equity Interests issued by the Borrower at a future date that could be discharged solely by (A) delivery of the Borrower’s Equity Interests (other than Mandatorily Redeemable Stock), or, (B) solely at the Borrower’s option made at any time, payment of the net cash value of such Equity Interests at the time, irrespective of the form or duration of such agreement, commitment or arrangement; provided, however, that during the period of time, if any, following an election by the Borrower to pay the net cash value of such Equity Interest and prior to payment of such net cash value, the obligation to pay such net cash value shall be included as “Indebtedness” hereunder (it being understood and agreed that the amount of such Indebtedness shall be calculated based on the closing price of the Borrower’s Equity Interests on the date of such election, irrespective of the market price of the Borrower’s Equity Interests at any time following such election, including at the time of payment)); (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of exceptions to non-recourse liability described in the definition of “Nonrecourse Indebtedness”) or (ii) is secured by a Lien on any property of such Person (valued in the case of this clause (ii) at the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) if such Indebtedness is non-recourse, the fair market value of the property encumbered thereby as determined by such Person in good faith). All Loans shall constitute Indebtedness of the Borrower.

“Indemnifiable Amounts” has the meaning given that term in Section 12.6.

“Indemnified Party” has the meaning given that term in Section 13.9.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Information” has the meaning given that term in Section 13.8.

“Information Materials” has the meaning given that term in Section 9.6.

“Intellectual Property” has the meaning given that term in Section 7.1(s).

“Interest Expense” means, with respect to a Person and for any period, (a) all paid, accrued or capitalized interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a) such Person’s Ownership Share of all paid, accrued or capitalized interest expense for such period of Unconsolidated Affiliates of such Person; provided, that Interest Expense shall not include (i) capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes, (ii) commitment or arrangement fees, (iii) premiums or penalties (including, without limitation, any make-whole payments associated with the early repayment, redemption or defeasance of Indebtedness) or (iv) upfront and one-time financing fees, including amortization of original issue discount.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is made, or in the case of the Continuation of a Term SOFR Loan the last day of the preceding Interest Period for such Term SOFR Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Continuation or Notice of Conversion, as the case may be; provided that (i) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day). Notwithstanding the foregoing, if any Interest Period would otherwise end after the Term Loan Maturity Date, such Interest Period shall end on the Term Loan Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but determined net of all payments constituting returns of invested capital received in respect of such Investment and, in the case of a guaranty or similar obligation, such Investment will be reduced to the extent the exposure under such guaranty or similar obligation is reduced.

“IRS” means the Internal Revenue Service.

“KPIs” has the meaning given that term in Section 13.6(d).

“LCT Election” has the meaning given that term in Section 1.6.

“LCT Test Date” has the meaning given that term in Section 1.6.

“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its respective successors and permitted assigns; provided, however, that the term “Lender,” except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.2, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; and (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person.

“Limited Condition Transaction” means any (a) Investment in or acquisition of the Equity Interests in, or the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person (whether by merger, amalgamation, consolidation or other business combination) that the Borrower or any Subsidiary is contractually committed to consummate (it being understood such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing or (b) redemption, repurchase, defeasance, satisfaction and discharge or prepayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“Loan” means (a) the Existing Term Loan that was made by the Existing Lenders to Spirit LP under the Existing Loan Agreement and assumed by the Borrower pursuant to Section 2.2(a) and/or (b) a loan made by a Lender to the Borrower pursuant to Section 2.2(b).

“Loan Document” means this Agreement, each Note, the Guaranty (if in effect), the Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1(B) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Managing Agents” has the meaning set forth in the introductory paragraph hereof.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Term Loan Maturity Date.

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the value of the assets acquired exceed $1,500,000,000.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies, taken as a whole, of the Lenders and the Administrative Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” has the meaning given that term in Section 11.1(d)(i).

“Merger” has the meaning given that term in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the first recital hereof.

“Merger Sub” has the meaning set forth in the first recital hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“More Favorable Financial Covenant” has the meaning given that term in Section 13.6(f)(ii).

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower or a Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or any Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that any provision of a document, instrument or an agreement that either (a) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or (b) requires the grant of a Lien to secure Unsecured Indebtedness if a Lien is granted to secure the Obligations or other Unsecured Indebtedness of such Person, shall not constitute a “Negative Pledge”.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum (without duplication) of (a) rents and other revenues received in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued by the Borrower and its Subsidiaries and related to the ownership, operation or maintenance of such Property (other than those expenses normally covered by a management fee), including but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding depreciation and general overhead expenses of the Borrower and its Subsidiaries) minus (c) the Reserve for Replacements for such Property for such period minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 1% of the gross revenues for such Property for such period, all as determined in accordance with GAAP.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 13.6 and (b) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person.

“Note” means a promissory note of the Borrower substantially in the form of Exhibit M, payable to a Lender in a principal amount equal to the amount of such Lender’s Loan.

“Notice of Continuation” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of a Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of the Borrower, liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the SEC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 13.5(d).

“Participant Register” has the meaning given that term in Section 13.5(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Recipient” has the meaning given that term in Section 12.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any Unencumbered Asset owned by a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or property owner association or similar entity or the claims of materialmen, mechanics, carriers, warehousemen, repairmen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time delinquent or required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or other social security or other similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of covenants, conditions, zoning restrictions, easements, encroachments, variations, rights of way and rights or restrictions on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases and the rights of managers or operators with respect to real or personal property made in the ordinary course of business, in each case, not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for the benefit of the Lenders; (f) Liens in favor of the Borrower or a Guarantor; (g) any option, contract or other agreement to sell an asset provided such sale is otherwise permitted by this Agreement; and (h) with respect to any Property, any attachment or judgment Lien on such Property arising from a judgment or order against such Person by any court or other tribunal so long as (i) such judgment or order is paid, stayed or dismissed through appropriate appellate proceedings on or before 60 days from the date of entry and (ii) the amount thereof is equal to or less than $1,000,000.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan, the interest rate otherwise applicable to such Loan plus an additional two percent (2.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Loans that are Base Rate Loans plus two percent (2.0%).

“Preferred Stock” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 14th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Property” means, with respect to any Person, any parcel of real property, together with any building, facility, structure, equipment or other asset located on such parcel of real property, in each case owned by such Person.

“Proposed Modification” has the meaning given that term in Section 13.6(f)(i).

“QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning given that term in Section 13.21.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s or Fitch.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Recurring Capital Expenditures” means mandatory and recurring landlord capital expenditures made in respect of a Property for maintenance of such Property and replacement of items that have a useful life of under 5 years. “Recurring Capital Expenditures” for a period shall also include “Leasing Costs and Commissions” as set forth in the Borrower’s statement of “Adjusted Funds From Operations” for such period.

“Refinancing” has the meaning set forth in the third recital hereof.

“Register” has the meaning given that term in Section 13.5(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Requisite Lenders” means, as of any date of determination, Lenders having more than 50.0% of the principal amount of the aggregate outstanding Loans of all Lenders; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to the greater of (a) (i) the aggregate square footage of all completed space of such Property times (ii) $0.05 times (iii) the number of days in such period divided by (iv) 365 and (b) the amount of Recurring Capital Expenditures actually made in respect of such Property during such period. If the term Reserve for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties of the Borrower and its Subsidiaries and the applicable Ownership Shares of all real property of all Unconsolidated Affiliates of the Borrower.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the chief financial officer and chief operating officer of the Borrower or such Subsidiary.

“Restricted JV Subsidiary” means a Subsidiary that is (a) not a Wholly Owned Subsidiary and (b) prohibited from Guarantying the Indebtedness of any other Person without the consent of any Person (other than the Borrower or its Wholly Owned Subsidiaries) pursuant to a provision of such Subsidiary’s organizational documents which provision was required by a third party equity owner of such Subsidiary.

“Restricted Payment” means with respect to a Person, (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of such Person now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests (or shares of common Equity Interests) to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of such Person now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of such Person now or hereafter outstanding.

“Revolving Credit Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Revolving Credit Agreement, or any successor appointed pursuant to the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of the Revolving Credit Agreement Date, by and among, the Borrower, the lenders party thereto from time to time, and the Revolving Credit Agent, as the same may be amended, restated, supplemented, or otherwise modified, refinanced or replaced from time to time.

“Revolving Credit Agreement Date” means April 28, 2022.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions (including, without limitation, as of the date of this Agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any member state of the European Union, His Majesty’s Treasury, Global Affairs Canada or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person majority-owned or Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any member state of the European Union, His Majesty’s Treasury, Global Affairs Canada or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property of such Person and, in the case of the Borrower, shall include (without duplication) the Borrower’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates. Indebtedness of the Borrower or a Subsidiary secured solely by a pledge of Equity Interests in one or more Subsidiaries shall not be treated as Secured Indebtedness but shall be treated as Unsecured Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities that collectively own a single Property and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes hereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Specified Jurisdiction” means the United States of America (including the District of Columbia), Canada, United Kingdom of Great Britain and Northern Ireland, Singapore, Australia, Japan, France, the Federal Republic of Germany, Netherlands, Belgium, Switzerland, Ireland, Luxembourg, Hong Kong, Hungary, the Czech Republic, the Republic of Poland, the Kingdom of Sweden, the Republic of Finland, the Kingdom of Norway, Denmark, Spain and such other jurisdictions as are agreed to by the Requisite Lenders.

“Specified Representations” means (a) the representations set forth in Section 7.1(a) (relating to organizational existence of the Loan Parties), Section 7.1(c), Section 7.1(d)(ii) (relating to the organizational and governing documents of the Loan Parties), Section 7.1(l), Section 7.1(p), Section 7.1(q) and Section 7.1(y) and (b) if the relevant Limited Condition Transaction is an acquisition, such representations and warranties, if applicable, made by or with respect to the acquired business and its subsidiaries in the acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its affiliates has the right to terminate its obligations under the acquisition agreement, or to decline to consummate the acquisition pursuant to the acquisition agreement, as a result of a breach of such representations and warranties in the acquisition agreement, if applicable.

“Spirit” has the meaning set forth in the first recital hereof.

“Spirit LP” has the meaning set forth in the second recital hereof.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Substantial Amount” means, at the time of determination thereof, an amount equal to 25% of Gross Asset Value at such time.

“Supported QFC” has the meaning given that term in Section 13.21.

“Sustainability Structuring Agents” shall mean Wells Fargo Securities, LLC and one or more of the Joint Lead Arrangers or another financial institution selected by the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” has the meaning set forth in the introductory paragraph hereof.

“Tau” means Tau Operating Partnership, L.P., a limited partnership formed under the law of the State of Delaware.

“Taxable REIT Subsidiary” means any corporation (other than a REIT) in which the Borrower directly or indirectly owns stock and the Borrower and such corporation jointly elect on IRS Form 8875 (or with respect to which IRS Form 8875 is otherwise filed with the IRS) to have the corporation treated as a taxable REIT subsidiary of Borrower under Section 856(l) of the Internal Revenue Code. For purposes of this Agreement, any Subsidiary of a Taxable REIT Subsidiary that is disregarded as an entity for United States federal income tax purposes (a “Deemed Taxable REIT Subsidiary”) shall not be treated as an entity separate from such Taxable REIT Subsidiary but shall instead be deemed to be the same entity as such Taxable REIT Subsidiary.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility” has the meaning set forth in the fourth recital hereof.

“Term Loan Maturity Date” means June 16, 2025.

“Term Loan Percentage” means, as to each Lender, the ratio, expressed as a percentage of (a) the aggregate amount of such Lender’s outstanding Loans to (b) the aggregate principal amount of all outstanding Loans.

“Term SOFR” means, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to a Term SOFR Loan, a percentage equal to 0.10% (10 basis points) per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan that bears interest at a rate based on Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Titled Agent” has the meaning given that term in Section 12.9.

“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person (whether or not Nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations and reimbursement obligations with respect to any letter of credit (to the extent drawn and not reimbursed); (b) [reserved]; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall (x) include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property under development, redevelopment or renovation but (y) exclude any agreement, commitment or arrangement for the sale of Equity Interests issued by the Borrower at a future date that could be discharged solely by (A) delivery of the Borrower’s Equity Interests (other than Mandatorily Redeemable Stock), or, (B) solely at the Borrower’s option made at any time, payment of the net cash value of such Equity Interests at the time, irrespective of the form or duration of such agreement, commitment or arrangement; provided, however, that during the period of time, if any, following an election by the Borrower to pay the net cash value of such Equity Interest and prior to payment of such net cash value, the obligation to pay such net cash value shall be included as “Total Liabilities” hereunder (it being understood and agreed that the amount of such Total Liabilities shall be calculated based on the closing price of the Borrower’s Equity Interests on the date of such election, irrespective of the market price of the Borrower’s Equity Interests at any time following such election, including at the time of payment)); (d) [reserved]; (e) [reserved]; (f) all contingent obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person; (g) all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis; and (h) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person, including Nonrecourse Indebtedness of such Person. Accounts payable and accrued expenses shall be excluded from Total Liabilities. For purposes of clause (c) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under such contract if, at such time, the seller of such real property would be entitled to specifically enforce such contract against such Person, otherwise, (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under such contract which, at such time, would be subject to forfeiture upon termination of the contract and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Person under such contract assuming performance by the seller of its obligations under such contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may be based on certain performance levels or other related criteria. For purposes of this definition, if the assets of a Subsidiary of a Person consist solely of Equity Interests in one Unconsolidated Affiliate of such Person and such Person is not otherwise obligated in respect of the Indebtedness of such Unconsolidated Affiliate, then only such Person’s Ownership Share of the Indebtedness of such Unconsolidated Affiliate shall be included as Total Liabilities of such Person. Notwithstanding the use of GAAP, the calculation of Total Liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

“Transactions” means, collectively, the consummation of the Merger, the transactions contemplated thereby, the Refinancing, the initial Credit Event hereunder and the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset” means a Property which satisfies all of the following requirements: (a) such Property is owned in fee simple, or leased under an Eligible Ground Lease, by (i) the Borrower, (ii) a Guarantor which is not an Unconsolidated Affiliate and of which the Borrower directly or indirectly owns and controls at least 51% of the issued and outstanding Equity Interests of such Guarantor or (iii) a Subsidiary of which the Borrower directly or indirectly owns and controls at least 85% of the issued and outstanding Equity Interests of such Subsidiary; (b) such Property is predominately leased to third party tenants on a net lease basis; (c) if such Property is owned by a Subsidiary that is not a Guarantor, such Subsidiary has not incurred, acquired or suffered to exist any Indebtedness other than (i) Nonrecourse Indebtedness, (ii) Indebtedness that does not constitute Nonrecourse Indebtedness not to exceed 5% of the Unencumbered Asset Value of such Subsidiary in the aggregate at any time outstanding, (iii) Indebtedness owed to the Borrower or a Guarantor and (iv) Indebtedness owed to a Subsidiary (x) which would be permitted under this definition of “Unencumbered Asset” (including, without limitation, under this clause (c)) to own an Unencumbered Asset and (y) the Properties of which would qualify as Unencumbered Assets; (d) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (e) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; and (f) such Property is free of all structural defects, title defects and environmental conditions except for such defects or conditions individually or collectively which do not materially adversely affect the profitable operation of such Property; provided that no Property owned by (A) Crest Net Lease, Inc., (B) any Deemed Taxable REIT Subsidiary of Crest Net Lease, Inc., (C) ARCT TRS Corp., (D) any Deemed Taxable REIT Subsidiary of ARCT TRS Corp., (E) any Taxable REIT Subsidiary (in addition to Crest Net Lease, Inc., and ARCT TRS Corp.) that is designated by the Borrower pursuant to Section 8.14 hereof to not become a Guarantor hereunder or (F) any Deemed Taxable REIT Subsidiary of a Taxable REIT Subsidiary identified in the foregoing clause (E) shall be included as an Unencumbered Asset hereunder. Notwithstanding the foregoing, any Property approved by the Requisite Lenders shall be deemed to be an Unencumbered Asset even if such Property does not satisfy all of the requirements herein, so long as such Property continues to satisfy all those remaining requirements in this definition that were satisfied by such Property at the time of such Requisite Lender approval.

“Unencumbered Asset Value” means, at any time, the sum (without duplication) of (a) (i) the Net Operating Income of all Unencumbered Assets (excluding (A) Development Properties and (B) any Unencumbered Asset that has a negative Net Operating Income for such period) for the period of four consecutive fiscal quarters of the Borrower most recently ended divided by (ii) the Capitalization Rate, plus (b) the current GAAP book value of all Development Properties that are Unencumbered Assets, plus (c) the GAAP book value (exclusive of accumulated depreciation) of the corporate headquarters of the Borrower located at 11975/11995 El Camino Real, San Diego, California 92130 so long as the Borrower or a Subsidiary owns such Property and such Property would qualify as an Unencumbered Asset except for clause (b) of the definition thereof. If an Unencumbered Asset (other than a Development Property) was acquired by the Borrower or a Subsidiary during the period of four consecutive fiscal quarters of the Borrower most recently ended, then the Net Operating Income from such Unencumbered Asset shall be excluded from determination of Unencumbered Asset Value and Unencumbered Asset Value shall be increased by an amount equal to the purchase price paid by the Borrower or any Subsidiary for such Unencumbered Asset (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements). To the extent that Unencumbered Assets leased pursuant to ground leases would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded. To the extent that Development Properties would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded. To the extent that Unencumbered Assets that are not located in a Specified Jurisdiction would, in the aggregate, account for more than 20.0% of Unencumbered Asset Value, such excess shall be excluded. In the event that a Property meets the definition of Unencumbered Asset by way of its owner becoming a Guarantor as provided for in clause (a)(ii) of the definition of Unencumbered Asset (which Guarantor is not a Subsidiary for which the Borrower directly or indirectly owns and controls at least 85% of its issued and outstanding Equity Interests), then to the extent that such Unencumbered Assets (excluding any Unencumbered Assets owned directly or indirectly by Tau or Realty Income, LP) would account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted 1031 Cash” means the aggregate amount of cash of the Borrower, each Guarantor and each Subsidiary that is held in escrow in connection with the completion of “like-kind” exchanges being effected in accordance with Section 1031 of the Internal Revenue Code.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.9(a), 2.10 and 2.11, in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning given that term in Section 13.21.

“U.S. Tax Compliance Certificate” has the meaning given that term in Section 3.10(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 General; References to Pacific Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Effective Date; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” has the inclusive meaning represented by the phrase “and/or”. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary, a reference to “Unconsolidated Affiliate” means an Unconsolidated Affiliate of the Borrower and a reference to an “Affiliate” means an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Pacific time daylight or standard, as applicable.

Section 1.3 Rates.

The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.2(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR,

Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.4 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.5 Rounding.

Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 Certain Calculations and Tests.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, solely for purposes of determining compliance with any provision of this Agreement that requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the LCT Test Date. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default or Event of Default occurs following the relevant LCT Test Date and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b) In connection with any action being taken in connection with a Limited Condition Transaction, solely for the purposes of determining compliance with any provision of this Agreement that requires the calculation of the ratio of Total Liabilities to Gross Asset Value, the ratio of EBITDA to Fixed Charges, the ratio of Secured Indebtedness to Gross Asset Value or the ratio of Unsecured Indebtedness to Unencumbered Asset Value (but, for the avoidance of doubt, not for purposes of determining whether the Borrower has actually complied with any financial covenant in Section 10.1), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of compliance with such provision hereunder shall be deemed to be the date on which the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to the applicable LCT Test Date for which financial statements have been delivered pursuant to Section 9.1 or Section 9.2 (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters of the Borrower included in the latest financial statements provided to the Administrative Agent), the Borrower could have taken such action on the relevant LCT Test Date in compliance with such provision, such provision shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, including due to fluctuations in EBITDA, Gross Asset Value or Unencumbered Asset Value of the Borrower or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such ratio has been satisfied in connection with such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then (i) in connection with any subsequent calculation of any ratio or test with respect to the incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, mergers or dispositions on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) such ratio or test shall not be tested at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, this Section 1.6 shall not, except to the extent expressly set forth in Section 2.13 with respect to any Commitment Increase, apply to Section 6.2.

Article II Credit Facility

Section 2.1 [Reserved].

Section 2.2 Term Loans.

(a) Assumption of Existing Term Loans. (i) Each Lender (including in its capacity as an Existing Lender) hereby consents to the Assumption by the Borrower of the Existing Term Loans of such Lender in the amounts set forth on Schedule I as such Lender’s “Assumed Term Loan Amount;” and (ii) the Borrower hereby acknowledges and agrees that, as of the Effective Date, it assumes any and all such Existing Term Loans of such Lender that are not otherwise repaid or refinanced on the Effective Date and all obligations of Spirit LP under the Existing Loan Agreement with respect thereto. The Borrower hereby further agrees and acknowledges that as of the Effective Date, such Existing Term Loans that are assumed hereunder shall for all purposes hereunder constitute and be referred to as Loans hereunder, without constituting a novation, but in all cases subject to the terms and conditions applicable to Loans hereunder.

(b) Making of New Loans. Subject to the terms and conditions set forth in this Agreement and Section 2.2(a), on the Effective Date, each Lender that is (i) providing a new Commitment, in the amounts set forth on Schedule I as such Lender’s “New Commitment Amount,” or (ii) increasing its existing “Term Loan Commitment” under and as defined in the Existing Loan Agreement, in the amounts set forth on Schedule I as such Lender’s “Increased Commitment Amount,” in each case, agrees severally and not jointly to make Loans denominated in Dollars to the Borrower on the Effective Date in an aggregate principal amount up to, but not exceeding, such Lender’s Commitment hereunder after giving effect to the Assumption. Upon the funding by each Lender of its Loan on the Effective Date, the Commitment of such Lender shall terminate whether or not the full amount of the Commitments are funded on such date. Once repaid, the principal amount of a Loan (or portion thereof) may not be reborrowed.

Section 2.3 [Reserved].

Section 2.4 [Reserved].

Section 2.5 [Reserved].

Section 2.6 Rates and Payment of Interest on Loans.

(a) Rates. Loans may be (A) Base Rate Loans or (B) Term SOFR Loans. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii) during such period as such Loan is a Term SOFR Loan, at Adjusted Term SOFR for such Loan for the Interest Period therefor, plus the Applicable Margin for Term SOFR Loans.

Notwithstanding the foregoing, while an Event of Default exists under Section 11.1(a), 11.1(e) or 11.1(f), or in the case of any other Event of Default, at the direction of the Requisite Lenders, the Borrower shall pay to the Administrative Agent for the account of each Lender, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) for Loans that are Base Rate Loans, monthly in arrears on the last Business Day of each month, commencing with the first full calendar month occurring after the Effective Date, (ii) for Term SOFR Loans, on the last day of each Interest Period and, if such Interest Period is longer than three months, at three month intervals following the first day of such Interest Period, and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, or any Lender’s other rights under this Agreement (provided that if such additional interest or fees are paid within such 5 Business Day period, no Default or Event of Default shall be deemed to have occurred under Section 11.1(a) as a result of such underpayment).

Section 2.7 Number of Interest Periods.

There may be no more than 6 different Interest Periods for Term SOFR Loans outstanding at the same time.

Section 2.8 Repayment of Loans.

(a) [Reserved].

(b) Repayment on Upon Maturity. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Term Loan Maturity Date.

Section 2.9 Prepayments.

(a) Optional. Subject to Section 5.4, the Borrower may prepay any Loan (in whole or in part) at any time without premium or penalty. The Borrower shall give the Administrative Agent (A) at least 1 Business Day prior written notice of the prepayment of any Loan that is a Base Rate Loan and (B) at least 3 U.S. Government Securities Business Days prior written notice of the prepayment of any Loan that is a Term SOFR Loan. Any such notice may be conditioned upon the receipt of replacement financing or any other event and may be withdrawn at any time prior to the prepayment if such event does not occur. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Any Loans that are prepaid may not be reborrowed.

(b) All Prepayments. Any prepayment of Loans shall be accompanied by (i) accrued interest on the amount prepaid and (ii) any amount payable pursuant to Section 5.4.

(c) No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.10 Continuation. So long as no Event of Default exists, the Borrower may on any Business Day, with respect to any Term SOFR Loan, elect to maintain such Loan or any portion thereof as a Term SOFR Loan by selecting a new Interest Period for such Loan. Each Continuation of a Term SOFR Loan shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than, 9:00 a.m. Pacific time at least three U.S. Government Securities Business Days prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Term SOFR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender holding Loans being Continued of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any Term SOFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Continue as a Term SOFR Loan with an Interest Period of one month; provided, however, that if an Event of Default exists, each such Term SOFR Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.11 Conversion. The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert (a) any outstanding Base Rate Loans into Term SOFR Loans and (b) all or any part of any Term SOFR Loans into Base Rate Loans; provided, however, that a Base Rate Loan may not be Converted into a Term SOFR Loan if an Event of Default exists. Each Conversion of a Base Rate Loan into a Term SOFR Loan shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 9:00 a.m. Pacific time (i) in the case of a Loan that is to be a Base Rate Loan, three Business Days, (ii) in the case of a Loan that is to be a Term SOFR Loan, at least three U.S. Government Securities Business Days, in each case, before the day on which a proposed Conversion of such Loan is to be effective. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term SOFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12 Notes.

(a) Notes. (a) Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to the accounts or records referred to below.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent in the Register, in the absence of manifest error, the statements of account maintained by the Administrative Agent in the Register shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13 Increase in Commitments.

(a) The Borrower shall have the right to request increases in the aggregate amount of the Commitments or one or more additional tranches of commitments in the aggregate amount of $100,000,000 (each such increase, a “Commitment Increase”) by providing written notice to the Administrative Agent, which notice shall be irrevocable once given and shall specify whether such request is for (i) an increase of the Commitments or (ii) an additional tranche of commitments; provided that after giving effect to any and all such Commitment Increases, the aggregate amount of Commitments shall not exceed Six Hundred Million Dollars ($600,000,000). Each such Commitment Increase must be an aggregate minimum amount of $25,000,000 (or such lesser amount as the Borrower and the Administrative Agent may agree in writing) and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such Commitment Increase, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such Commitment Increase and the allocations thereof among such existing Lenders and/or other banks, financial institutions and other institutional lenders and the Fees to be paid for such Commitment Increase; provided that, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required for all banks, financial institutions and institutional lenders that agree to provide any such Commitment Increase in the event the consent of the Borrower would be required if such bank, financial institution or institutional lender were to become a Lender pursuant to Section 13.5(b)(iii)(A). No Lender shall be obligated in any way whatsoever to provide a Commitment Increase, and any new Lender becoming a party to this Agreement in connection with any such requested Commitment Increase must be an Eligible Assignee subject to, and in accordance with, the provisions of Section 13.5(b).

(b) The effectiveness of any Commitment Increase under this Section is subject to the following conditions precedent (subject, in the case of a Commitment Increase incurred to finance a Limited Condition Transaction, to Section 1.6; provided, that any such request for a Commitment Increase by the Borrower shall specify that such condition is to apply): (w) no Default or Event of Default (or, in the case of a Commitment Increase incurred to finance a Limited Condition Transaction, no Event of Default described in clause (a), (e) or (f) of Section 11.1) shall exist and be continuing on the effective date of such Commitment Increase, (x) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such Commitment Increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; provided, that in the case of a Commitment Increase incurred to finance a Limited Condition Transaction, such representations and warranties shall be limited to the Specified Representations, (y) payment of any and all Fees required in connection with such Commitment Increase, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such increase and (B) all corporate or other necessary action taken by each Guarantor, if any, authorizing the guaranty of such Commitment Increase; (ii) an opinion of counsel to the Borrower and the other Loan Parties, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) to the extent requested by the applicable Lender, a new Note executed by the Borrower, payable to such new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders providing a Commitment Increase, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable Commitment Increase and a Beneficial Ownership Certification.

(c) In connection with any Commitment Increase pursuant to this Section 2.13, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act.

(d) Each Commitment Increase with respect to an additional tranche of Commitments may be made hereunder pursuant to an amendment or restatement (each, an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by Borrower, each Lender participating in such tranche and the Administrative Agent. Each Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.13. All such incremental Term Loans (i) shall rank pari passu in right of payment with the other Loans, (ii) shall not mature earlier than the latest Term Loan Maturity Date then in effect for any then-existing Loans (but may have amortization prior to such date), and (iii) shall be (x) treated substantially the same as (and in any event no more favorably than), and (y) consistent with the terms and conditions applicable to, the initial Loans made or deemed made on the Effective Date. Each applicable incremental Lender shall fund the applicable incremental Loans in accordance with the requirements of the applicable Incremental Term Loan Amendment.

Section 2.14 Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

Article III Payments, Fees and Other General Provisions

Section 3.1 Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in Same Day Funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 11:00 a.m. Pacific time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. If the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each payment or prepayment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (b) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (c) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each such Lender’s portion of each such Loan shall be coterminous.

Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5 Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent, the Joint Lead Arrangers and each Lender all fees as have been agreed to in writing by the Borrower, the Administrative Agent and the Joint Lead Arrangers.

(b) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6 Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan denominated in Dollars, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7 Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.6(a)(i) and 2.6(a)(ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, ticking fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8 Statements of Account; Bill Lead Date Request.

(a) The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and, subject to the entries in the Register, which shall be controlling, such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its Obligations.

(b) By written notice to the Administrative Agent, the Borrower may request to receive monthly billings on a date (the “Bill Lead Date”) that is prior to the first day of a month. The Administrative Agent will submit to the Borrower monthly billings, which will consist of the actual interest and principal due through the Bill Lead Date plus projected interest and principal due through the balance, if any, of such month. Any necessary adjustments in the applicable interest rate and/or principal payments due or made between a Bill Lead Date and the end of a month will be reflected as an additional charge (or credit) in the billing for the next following month. Neither the failure of the Administrative Agent to submit a Bill Lead Date billing nor any error in any such billing will excuse the Borrower’s obligation to make full payment of all amounts due under this Agreement. In its sole discretion, the Administrative Agent may cancel or modify the terms of such request which cancellation or modification will be effective upon written notification to the Borrower. Should the Borrower request a Bill Lead Date, the Administrative Agent shall not be required to prepare a month end invoice.

Section 3.9 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.6.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Term Loan Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the applicable Lenders in accordance with their respective Term Loan Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) [Reserved].

(h) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitments and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10 Taxes.

(a) FATCA. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it (within 10 days after written demand therefor) for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit S-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-2 or Exhibit S-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(E) If any successor Administrative Agent is not a U.S. Person, it shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Loan Parties to be treated as a U.S. Person with respect to such payments (and the Loan Parties and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments), with the effect that the Loan Parties can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article IV Eligibility of Properties

Section 4.1 Existing Unencumbered Assets.

As of the Effective Date, the parties hereto acknowledge and agree that the Properties listed on Schedule 4.1 are Unencumbered Assets as of September 30, 2023. On any date of determination, each Property that satisfies the definition of Unencumbered Asset shall be deemed to be included as an Unencumbered Asset, unless such Property has been excluded pursuant to the terms of Section 4.2 below.

Section 4.2 Termination of Designation as Unencumbered Asset.

A Property shall cease to be included as an Unencumbered Asset for purposes of this Agreement if either (i) such Property ceases to satisfy the requirements of the definition of the term “Unencumbered Assets” applicable to it (with the termination effective immediately) or (ii) such Property is noted to have been removed as an Unencumbered Asset in a notice by the Borrower to the Administrative Agent or the Revolving Credit Agent (with a copy to the Administrative Agent). Notwithstanding the foregoing, no Property will be terminated as an Unencumbered Asset if (i) a Default or Event of Default exists or (ii) a Default or Event of Default would exist immediately after such Property is terminated as an Unencumbered Asset.

Article V Yield Protection, Etc.

Section 5.1 Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such

Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any Term SOFR Loans or its obligation to make any Term SOFR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Term SOFR Loans or such obligation or the maintenance by such Lender of capital in respect of its Term SOFR Loans (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Term SOFR Loans (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

(ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender; or

(iii) imposes on any Lender or any applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c) Lender’s Suspension of Term SOFR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Term SOFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes Term SOFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, Term SOFR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d) [Reserved].

(e) Notification and Determination of Additional Costs. Each of the Administrative Agent and each Lender, as the case may be, agrees to notify the Borrower (and in the case of a Lender, to notify the Administrative Agent) in writing of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this

Section as promptly as practicable; provided, however, that the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, further, that the Borrower shall not be required to compensate the Administrative Agent or a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Administrative Agent or such Lender, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of the intention of the Administrative Agent or such Lender to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall, provided that such determinations are made on a reasonable basis and in good faith, be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent and or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.2 Changed Circumstances.

(a) Circumstances Affecting Benchmark Availability.

(i) Subject to clause (c) below, in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period or (ii) the Requisite Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and, in the case of clause (ii), the Requisite Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans and any right of the Borrower to convert any Loan to or continue any Loan as a Term SOFR Loan, shall be suspended (to the extent of the affected Term SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.4.

(b) [Reserved].

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.2(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time in its reasonable discretion in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.2(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.2(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 5.3 Illegality.

If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Term SOFR Loan, or to determine or charge interest based upon the Term SOFR Reference Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) any obligation of the Lenders to make Term SOFR Loans and any right of the Borrower to convert a Base Rate Loan to a Term SOFR Loan or continue any Loan as a Term SOFR Loan shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (A) convert all Term SOFR Loans to Base Rate Loans (if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”) on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.4.

Section 5.4 Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, within 10 days following the written request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient to compensate such Lender for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a Term SOFR Loan or Conversion of a Term SOFR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a Term SOFR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a Term SOFR Loan or Continue a Term SOFR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of any such Term SOFR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such Term SOFR Loan for the remainder of the Interest Period at the rate applicable to such Term SOFR Loan, less (B) the amount of interest that would accrue on the same Term SOFR Loan for the same period if Adjusted Term SOFR were set on the date on which such Term SOFR Loan was repaid or prepaid or the date on which the Borrower failed to borrow or Continue such Term SOFR Loan, as applicable, calculating present value by using as a discount rate Adjusted Term SOFR quoted on such date; provided, that any such compensation shall, for the avoidance of doubt, in no event include any lost profit. Upon the Borrower’s request, the Administrative Agent will provide to the Borrower, on behalf of any Lender seeking compensation under this Section, a written statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.5 Treatment of Affected Loans.

(a) If the obligation of any Lender to make or Continue any Term SOFR Loans or to Convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 5.1(c), 5.2 or 5.3 then such Lender’s Term SOFR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of a Conversion required by Section 5.1(c), 5.2 or 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower in writing (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives written notice as provided below that the circumstances specified in Section 5.1(c), 5.2 or 5.3 that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s Term SOFR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or Continued by such Lender as Term SOFR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Term SOFR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives written notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c), 5.2 or 5.3 that gave rise to the Conversion of such Lender’s Term SOFR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Term Loan Percentages of the Loans.

Section 5.6 Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, or is a Lender that sold a participation to a Participant that requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make Term SOFR Loans or to Continue, or to Convert Base Rate Loans into, Term SOFR Loans shall be suspended pursuant to Section 5.1(c), 5.2 or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender becomes a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee or (ii) notwithstanding Section 3.2 or any other provision herein to the contrary requiring the pro rata treatment of payments to the Lenders, pay to the Affected Lender (x) the aggregate principal balance of the Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest and accrued but unpaid fees owing to the Affected Lender (or such other amount as may be mutually agreed upon by the Borrower and such Affected Lender), whereupon such Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (but shall continue to be entitled to the benefits of Sections 3.10, 5.1, 5.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10 with respect to facts and circumstances occurring prior to the effective date of such payment). Each of the Administrative Agent, the Borrower and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders; provided, however, that notwithstanding anything to the contrary in this Agreement, the Borrower shall not be obligated to reimburse or otherwise pay an Affected Lender’s administrative or legal costs incurred as a result of the Borrower’s exercise of its rights under this Section. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Section 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement. In connection with any such assignment under this Section 5.6, such Affected Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption; provided that such Affected Lenders’ failure to execute an Assignment and Assumption within five Business Days after written request by the Borrower shall not prevent the effectiveness of such assignment.

Section 5.7 Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8 Assumptions Concerning Funding of Term SOFR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded Term SOFR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to Term SOFR Loans, in an amount equal to the amount of the Term SOFR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its Term SOFR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Article VI Conditions Precedent

Section 6.1 Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) Notes (or replacement Notes, as the case may be) executed by the Borrower, payable to each applicable Lender and complying with the terms of Section 2.12(a);

(iii) an opinion of outside counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may request;

(iv) (A) copies of the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Person (or in the case of any Loan Party other than the Borrower, any other date acceptable to the Administrative Agent so long as such organizational documents are certified as of the Effective Date by the Secretary or Assistant Secretary (or other individual performing similar functions) of the applicable Loan Party) or (B) a certification by the Secretary or Assistant Secretary (or other individual performing similar functions) of the applicable Loan Party that such documents have not been amended or otherwise modified since the Revolving Credit Agreement Date;

(v) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Person;

(vi) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Conversion and Notices of Continuation;

(vii) (A) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (1) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (2) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party or (B) with respect to the items in clause (A)(1) above, a certification by the Secretary or Assistant Secretary (or other individual performing similar functions) of the applicable Loan Party that such documents have not been amended or otherwise modified since the Revolving Credit Agreement Date;

(viii) a closing certificate substantially in form of Exhibit U, executed on behalf of the Borrower by an authorized officer of the Borrower;

(ix) a Disbursement Instruction Agreement effective as of the Agreement Date;

(x) a pro forma Compliance Certificate prepared as of September 30, 2023;

(xi) evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent, the Joint Lead Arrangers and any of the Lenders, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid; and

(xii) such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(b) (i) the Merger shall be consummated substantially concurrently with the Refinancing on the Effective Date in accordance in all material respects with the Merger Agreement and (ii) any portion of the Existing Term Loan that is not repaid or assumed as part of the Refinancing shall have been repaid in full;

(c) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders by or on behalf of the Borrower prior to the Agreement Date in connection with the transactions contemplated by this Agreement that has had or could reasonably be expected to result in a Material Adverse Effect;

(d) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which is reasonably likely to be adversely determined, and, if adversely determined, could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(e) the Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(f) the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender at least 2 Business Days prior to the Agreement Date in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act; and

(g) the Borrower and each other Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Loan Party or such Subsidiary, in each case, at least five (5) Business Days prior to the Effective Date.

Section 6.2 Conditions Precedent to All Loans.

Except as otherwise expressly provided in Section 2.13, with respect to any Commitment Increase incurred to finance a Limited Condition Transaction, the obligations of Lenders to make any Loans are subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.6. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence as of the date of the occurrence of such Credit Event. In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in Section 6.1, solely in the case of the initial Loans made hereunder, whichever occurs first, and in this Section (to the extent applicable), in the case of the making of all Loans have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the applicable Lenders in accordance with the terms of this Agreement have been satisfied.

Article VII Representations and Warranties

Section 7.1 Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Loan Parties and the other Subsidiaries (i) is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, (ii) has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and (iii) is duly qualified and is in good standing as a foreign corporation, limited liability company, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except in the case of clauses (i) (other than with respect to the Borrower and any other Loan Party), (ii) and (iii) where the failure to be so organized or formed, to be in good standing, to have such power and authority or to be qualified or authorized could not reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 7.1(b) is, as of the Effective Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Effective Date, except as disclosed in such Schedule, (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other Equity Interests of any type in, any such Person. Part II of Schedule 7.1(b) correctly sets forth, as of the Effective Date, all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally (whether in a proceeding at law or in equity).

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) in any material respect relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation or the bylaws of the Borrower or the organizational or governing documents of any Loan Party, or any material indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e) Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliance which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Title to Properties; Liens. Schedule 4.1 is, as of September 30, 2023, a complete and correct listing of all Unencumbered Assets. Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable (in the case of real property) and legal title to, or a valid leasehold interest in, its respective material assets. No Unencumbered Asset is subject to any Lien other than Permitted Liens.

(g) Existing Indebtedness; Total Liabilities. Part I of Schedule 7.1(g) is, as of September 30, 2023, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. Part II of Schedule 7.1(g) is, as of such date, a complete and correct listing of all Total Liabilities of the Borrower, the other Loan Parties and the other Subsidiaries (excluding any Indebtedness set forth on Part I of such Schedule). The outstanding principal amount of Indebtedness incurred by the Borrower and its Subsidiaries during the period from September 30, 2023 to and including the Effective Date would have been permitted under this Agreement if this Agreement were in effect during such period.

(h) Material Contracts. Schedule 7.1(h) is, as of September 30, 2023, a true, correct and complete listing of all Material Contracts. Copies of any Material Contracts entered into by the Borrower or any Subsidiary during the period from September 30, 2023 to and including the Effective Date have been publicly filed by the Borrower with the SEC. As of the Effective Date, each of the Borrower, the other Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract to the extent that the noncompliance therewith would give any other party thereto the right to terminate such Material Contract.

(i) Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary.

(j) Taxes. All federal, material state and other tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all material federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Effective Date, none of the United States federal income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under a material tax audit. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP to the extent required under GAAP.

(k) Financial Statements. The Borrower has furnished to the Administrative Agent for distribution to the Lenders copies of the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income, equity and cash flows for the fiscal years ended on such dates, with the opinion thereon of KPMG LLP. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes). Neither the Borrower nor any of its Subsidiaries has on the Effective Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as (x) referred to or reflected or provided for in said financial statements or (y) would otherwise have been permitted to be incurred hereunder by the Borrower and its Subsidiaries if this Agreement had been in effect since the date of such financial statements.

(l) No Material Adverse Change. Since December 31, 2022, there have been no events, changes, circumstances or occurrences that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower is Solvent and the Borrower and its Subsidiaries on a consolidated basis are Solvent.

(m) ERISA.

(i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination letter from the IRS or is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the IRS with respect to such prototype plan, or an application for such a letter is currently being processed by the IRS with respect thereto. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the financial statements of the Borrower or any Subsidiary in accordance with FASB ASC 715.

(iii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action against the Borrower by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules by the Borrower or, to the knowledge of the Borrower, any other fiduciary with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would reasonably be expected to subject any member of the Borrower or such Subsidiary to a tax on prohibited transactions imposed by Section 502(i) of ERISA or an excise tax imposed by Section 4975 of the Internal Revenue Code.

(n) Absence of Defaults. None of the Loan Parties is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement, limited liability company agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan

Party or any other Subsidiary under any agreement (other than this Agreement but, with respect to each Subsidiary of the Borrower, including its articles of incorporation or formation, bylaws, partnership agreement, limited liability company agreement or other similar organizational documents) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Environmental Laws. In the ordinary course of business, and from time to time, each of the Borrower, each other Loan Party and each other Subsidiary conducts reviews of the effect of Environmental Laws on its respective business, operations and properties. Each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law, except to the extent all such listings taken together could not reasonably be expected to result in a Material Adverse Effect. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p) Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q) Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r) Affiliate Transactions. As of the Effective Date, except as set forth on Schedule 7.1(r), and as permitted by Section 10.8, none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(s) Intellectual Property. Except for such instances as would not, individually or in the aggregate, have a Material Adverse Effect: (1) each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person; (2) all such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances and (3) no claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(t) Business. As of the Effective Date, the Borrower, the other Loan Parties and the other Subsidiaries are engaged primarily in the business of owning, funding the development of, operating, buying, selling and managing completed commercial properties leased to third party tenants principally, but not exclusively, on a net lease basis, together with other business activities incidental thereto.

(u) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except for Fees payable pursuant to the Fee Letter, no other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(v) Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements and general economic and general industry data) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary, in connection with the negotiation, preparation or execution of this Agreement or delivered hereunder from time to time, when delivered and taken as a whole, together with the information publicly filed by the Borrower or its Subsidiaries with the SEC does not, taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender by or on behalf of the Borrower, any other Loan Party or any other Subsidiary in connection with this Agreement (including the syndication, negotiation, preparation and execution thereof) were or will be prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such information may differ significantly from the forecasted, estimated, pro forma, projected or anticipated results and assumptions, and such differences may be material).

(w) Unencumbered Assets. Each of the Properties included in calculations of Unencumbered Asset Value qualifies as an Unencumbered Asset.

(x) Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(y) Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i) None of (1) the Borrower or any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Borrower, such other Loan Party or such other Subsidiary, any of their respective employees or Affiliates, or (2) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or knowingly indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of applicable Sanctions.

(ii) Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and controlled Affiliates with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iii) Each of the Borrower and its Subsidiaries, each director, officer, and to the knowledge of Borrower, employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(iv) No proceeds of any Loans or other extensions of credit hereunder have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.8.

(z) REIT Status. The Borrower qualifies as, and has elected to be treated as, a REIT.

(aa) Affected Financial Institution. None of the Borrower, any other Loan Party or any other Subsidiary is an Affected Financial Institution.

(bb) Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification, if delivered, is true and correct in all respects.

Section 7.2 Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any Commitment Increase is effectuated pursuant to Section 2.13 and at and as of the date of the occurrence of each Credit Event (except as otherwise expressly provided in Section 2.13, with respect to a Commitment Increase incurred to finance a Limited Condition Transaction), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or as waived or consented to by the applicable Lenders in accordance with Section 13.6. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

Article VIII Affirmative Covenants

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 8.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to (i) preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in the case of clauses (i) (other than with respect to the Borrower and any other Loan Party) and (ii) where the failure to preserve and maintain its respective existence, rights, franchises licenses and privileges or to be so authorized and qualified could not reasonably be expected to have a Material Adverse Effect.

Section 8.2 Compliance with Applicable Law.

The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply or obtain could reasonably be expected to have a Material Adverse Effect.

Section 8.3 Maintenance of Property.

In addition to the requirements of any of the other Loan Documents and except as may otherwise be expressly permitted herein, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective material properties, including, but not limited to, all material Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted.

Section 8.4 Conduct of Business.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(t).

Section 8.5 Insurance.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6 Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien (other than a Lien not resulting in an Event of Default under Section 11.1(h)) on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP to the extent required by GAAP.

Section 8.7 Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender in accordance with the terms of this Section.

Section 8.8 Use of Proceeds.

(a) At its election, the Borrower will use the proceeds of the Term Loan Facility (i) to repay, on a non-pro rata basis, any outstanding portion of the Existing Term Loan that is not assumed by the Borrower pursuant to the Assumption and (ii) for general corporate purposes of the Borrower and its subsidiaries.

(b) [Reserved].

(c) The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however that, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Borrower may use proceeds of the Loans to purchase outstanding shares of its common stock and Preferred Stock (to the extent such payments are permitted by Section 10.1(c)) so long as such use will not result in any of the Loans or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. The Borrower will not request any Loan, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan, directly or to the Borrower’s knowledge indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.9 Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with, and to include within all leases relating to any Property for which the Borrower, any other Loan Party or other Subsidiary is the lessor terms requiring their respective tenants to comply with, all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws to the extent such Liens could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10 Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11 [Reserved].

Section 8.12 REIT Status.

The Borrower shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.13 Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower listed on the New York Stock Exchange.

Section 8.14 Guarantors.

(a) Requirements to Become a Guarantor. Within 30 days (or such later date as agreed by the Administrative Agent) of the date on which a Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Borrower or of any other Subsidiary (other than (x) Indebtedness owed by such Subsidiary to the Borrower or a Guarantor or (y) Indebtedness (other than Indebtedness described in the immediately preceding clause (x)) in an aggregate amount for any individual Subsidiary not in excess of $350,000,000 at any time outstanding (such Indebtedness “Designated Non-Guarantor Indebtedness”); provided such exception in clause (y) shall not apply to the extent that the aggregate amount of Designated Non-Guarantor Indebtedness of all Subsidiaries which are not Guarantors exceeds $350,000,000 in the aggregate), the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iii) through (vii) of Section 6.1(a) and under Section 6.1(f) if such Subsidiary had been required to become a Guarantor on the Agreement Date; provided, that (x) the foregoing requirement to become a Guarantor shall not apply to Guaranties (A) by Excluded Subsidiaries of Indebtedness of Excluded Subsidiaries or (B) of exceptions to non-recourse liability described in the definition of “Nonrecourse Indebtedness”, (y) a Foreign Subsidiary that only Guarantees, or otherwise becomes obligated in respect of, Indebtedness for which it is the direct borrower or issuer or Indebtedness of another Foreign Subsidiary shall not be required to become a Guarantor under this Section 8.14 and (z) a Restricted JV Subsidiary that only Guarantees, or otherwise becomes obligated in respect of, Indebtedness for which it is the direct borrower or issuer or Indebtedness of another Restricted JV Subsidiary shall not be required to become a Guarantor under this Section 8.14. In addition, the Borrower shall be permitted, in its sole discretion, to cause any Subsidiary to become a Guarantor at any time by delivering to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iii) through (vii) of Section 6.1(a) and under Section 6.1(f) if such Subsidiary had been required to become a Guarantor on the Agreement Date. Notwithstanding the foregoing, (A) none of Crest Net Lease, Inc., its Deemed Taxable REIT Subsidiaries, ARCT TRS Corp. or its Deemed Taxable REIT Subsidiaries shall be required to become Guarantors and (B) upon written notice from the Borrower to the Administrative Agent and the Lenders, the Borrower may designate up to eight Taxable REIT Subsidiaries (in addition to Crest Net Lease, Inc. and ARCT TRS Corp.) that shall not, and whose Deemed Taxable REIT Subsidiaries shall not, be required to become Guarantors.

(b) Release of Guarantors. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) (A) such Guarantor is not, or simultaneously with its release from the Guaranty will not be, required to be a party to the Guaranty under the immediately preceding subsection (a) or (B) such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.6; and (iv) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Article IX Information

For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1 Quarterly Financial Statements.

As soon as available and in any event within 5 Business Days after the same is filed with the SEC (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower commencing with the fiscal quarter ending March 31, 2024), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnotes).

Section 9.2 Year-End Statements.

As soon as available and in any event within 5 Business Days after the same is filed with the SEC (but in no event later than 75 days after the end of each fiscal year of the Borrower commencing with the fiscal year ended December 31, 2023), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of KPMG LLP or any other independent certified public accountants of recognized national standing whose report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than due to the pending maturity of any Indebtedness within 12 months) and who shall have authorized the Borrower to deliver such financial statements and report to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 9.3 Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit T (a “Compliance Certificate”) executed on behalf of the Borrower by the Chief Financial Officer, Controller or Head of Corporate Finance of the Borrower (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 9.4 Other Information.

(a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants including, without limitation, any management report;

(b) Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;

(c) Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all material press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(d) [Reserved];

(e) No later than 90 days after the end of each fiscal year of the Borrower ending prior to the latest Term Loan Maturity Date, projected balance sheets, operating statements and cash flow budgets of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1 and at the end of each fiscal quarter of the next succeeding fiscal year;

(f) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the Chief Financial Officer, Controller or Head of Corporate Finance of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(g) To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect;

(h) [Reserved];

(i) Prompt notice of any change in the business, assets, liabilities, financial condition or results of operations of any Loan Party or any other Subsidiary which has had, or could reasonably be expected to have, a Material Adverse Effect;

(j) Prompt notice of the occurrence of any Default or Event of Default;

(k) Promptly upon entering into any Material Contract after the Agreement Date, a copy of such Material Contract and prompt notice of any event constituting a breach of a Material Contract by the Borrower, any other Loan Party or any other Subsidiary, which breach (with the passage of time, the giving of notice, or otherwise), would permit a counterparty to such Material Contract to terminate such Material Contract;

(l) Prompt notice of any order, judgment or decree having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets which has had, or could reasonably be expected to have, a Material Adverse Effect;

(m) Prompt notice of any written notification of a violation of any Applicable Law or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority which has had, or could reasonably be expected to have, a Material Adverse Effect;

(n) [Reserved];

(o) [Reserved];

(p) Promptly, upon the Borrower becoming aware of any change in the Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(q) Promptly, upon each request, information identifying the Borrower as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act; and

(r) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Section 9.5 Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail, the SEC’s EDGAR website or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower); provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II (which delivery is covered by subsection (b) below) and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered 24 hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website or the SEC’s EDGAR website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto; provided, (x) no such notice or link shall be required for any document posted or that becomes publicly available on the SEC’s EDGAR website, (y) if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Pacific time on the opening of business on the next business day for the recipient and (z) if the deemed time of delivery occurs on a day that is not a business day for the recipient, the deemed time of delivery shall be 9:00 a.m. Pacific time on the next business day of the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies (which for the avoidance of doubt may be delivered by facsimile) of any documents to the Administrative Agent or to any Lender that requests in writing such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Notwithstanding anything to the contrary in the foregoing subsection (a) and for the avoidance of doubt, (i) any documents required to be delivered by any Loan Party pursuant to the Loan Documents may be delivered by electronic means described above, and for all purposes hereunder, including delivery of information required under Article IX, electronic delivery of such documents by any such Loan Party to the Administrative Agent and the Lenders shall be deemed effective (I) when such documents are delivered to the Administrative Agent and such Loan Party receives an acknowledgement from the Administrative Agent (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), (II) if posted on the SEC’s EDGAR website as described in subsection (a) above, when such documents are posted or become publicly available on the SEC’s EDGAR website, or (III) if posted to a website (other than the SEC’s EDGAR website) as described in subsection (a) above, when notice of such posting is given to the Administrative Agent (which notice may be given electronically and deemed effective in accordance with this subsection); provided, that, in any event, any documents or notices delivered electronically pursuant to this subsection shall be deemed delivered 24 hours after the Borrower (x) delivers such documents to the Administrative Agent, (y) in the case of clause (II) immediately above, posts such documents on the SEC’s EDGAR website or (z) in the case of clause (III) immediately above, posts such notice electronically to the Administrative Agent; provided, further, however, that (x) if such documents are not delivered, posted or, in the case of clause (III) immediately above, such notice of posting of documents to such a website is not sent during normal business hours of the Administrative Agent, such documents or notice shall be deemed to have been sent at the opening of the next Business Day of the Administrative Agent and (y) if the deemed time of delivery occurs on a day that is not a Business Day, the deemed time of delivery shall be 9:00 a.m. Pacific time on the next Business Day; and (ii) documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to procedures provided to the Borrower by the Administrative Agent.

Section 9.6 Public/Private Information.

The Borrower shall cooperate with the reasonable requests of the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 9.7 USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as a non-fiduciary agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such reasonable request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Section 9.8 Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.

The Borrower will (a) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

Article X Negative Covenants

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 10.1 Financial Covenants.

(a) Ratio of Total Liabilities to Gross Asset Value. Except as provided in this subsection (a), the Borrower shall not permit the ratio of (i) Total Liabilities of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value of the Borrower and its Subsidiaries determined on a consolidated basis to exceed 0.60 to 1.00 at the end of any fiscal quarter of the Borrower. For purposes of calculating this ratio, (A) Total Liabilities shall be adjusted by deducting therefrom an amount equal to the lesser of (x) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of the date of determination in excess of $30,000,000 and (y) the amount of Total Liabilities that matures on or before the date that is 24 months from the date of the calculation and (B) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Total Liabilities is adjusted under the immediately preceding clause (A). Notwithstanding the foregoing, the Borrower shall have the option, exercisable two times during the term of this Agreement, to elect that the ratio of Total Liabilities to Gross Asset Value may exceed 0.60 to 1.00 for any fiscal quarter in which the Borrower completes a Material Acquisition and the immediately subsequent three fiscal quarters so long as (1) the Borrower has delivered a written notice to the Administrative Agent that the Borrower is exercising its option under this subsection (a) and (2) the ratio of Total Liabilities to Gross Asset Value does not exceed 0.65 to 1.00 at the end of the fiscal quarter for which such election has been made and the immediately subsequent three fiscal quarters.

(b) Ratio of EBITDA to Fixed Charges. The Borrower shall not permit, for any period of four consecutive fiscal quarters, the ratio of (i) EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such period to (ii) Fixed Charges of the Borrower and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.50 to 1.00 at the end of such fiscal quarter; provided that such ratio shall be calculated on a pro forma basis on the assumption that (A) any Indebtedness incurred by the Borrower or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Indebtedness since the first day of such four-quarter period) had occurred on the first day of such period, (B) the repayment or retirement of any other Indebtedness of the Borrower or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Indebtedness during such period), and (C) in the case of any acquisition or disposition by the Borrower or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation; provided that, notwithstanding the foregoing, the amount of scheduled principal payments (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness) made that are included in clause (b) of the calculation of Fixed Charges for such period shall be determined on an actual rather than pro forma basis. If any Indebtedness incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Fixed Charges, the interest rate on such Indebtedness shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

(c) Dividends and Other Restricted Payments. Subject to the following sentence, if an Event of Default exists, the Borrower shall not declare or make, or incur any liability to make, Restricted Payments during any period of four consecutive fiscal quarters in an aggregate amount in excess of the greater of (i) the sum of (A) 95% of Adjusted Funds From Operations of the Borrower and its Subsidiaries determined on a consolidated basis for such period plus (B) the amount of cash distributions made to the holders of the Borrower’s Preferred Stock for such period and (ii) the minimum amount of cash distributions required to be made by the Borrower to its shareholders to maintain compliance with Section 8.12 and to avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857(b)(3) or 4981 of the Internal Revenue Code; provided that the Borrower may repurchase or redeem Preferred Stock with the net proceeds received by the Borrower from the issuance by the Borrower of Preferred Stock or common stock. If an Event of Default under Section 11.1(a), 11.1(e) or 11.1(f) shall exist, neither the Borrower nor any Subsidiary (other than Wholly Owned Subsidiaries) shall directly or indirectly declare or make, or incur any liability to make, any Restricted Payments other than Restricted Payments described in the immediately preceding clause (ii).

(d) Ratio of Secured Indebtedness to Gross Asset Value. The Borrower shall not permit the ratio of (i) the aggregate principal amount of Secured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value at the end of any fiscal quarter, to exceed 0.40 to 1.00 as at the end of such fiscal quarter.

(e) Ratio of Unsecured Indebtedness to Unencumbered Asset Value. Except as provided in this subsection (e), the Borrower shall not permit the ratio of (i) the aggregate principal amount of Unsecured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Unencumbered Asset Value of the Borrower and its Subsidiaries determined on a consolidated basis, to exceed 0.60 to 1.00 at the end of any fiscal quarter of the Borrower. For purposes of calculating this ratio, (A) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of the date of determination in excess of $30,000,000 and (y) the amount of Unsecured Indebtedness that matures on or before the date that is 24 months from the date of the calculation and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under the immediately preceding clause (A) (to the extent such amounts were included in Unencumbered Asset Value). Notwithstanding the foregoing, the Borrower shall have the option, exercisable two times during the term of this Agreement, to elect that the ratio of Unsecured Indebtedness to Unencumbered Asset Value may exceed 0.60 to 1.00 for any fiscal quarter in which the Borrower completes a Material Acquisition and the immediately subsequent three fiscal quarters so long as (1) the Borrower has delivered a written notice to the Administrative Agent that the Borrower is exercising its option under this subsection (e) and (2) the ratio of Unsecured Indebtedness to Unencumbered Asset Value does not exceed 0.65 to 1.00 at the end of the fiscal quarter for which such election has been made and the immediately subsequent three fiscal quarters.

Section 10.2 Negative Pledge.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) create, assume, incur, or permit or suffer to exist any Lien upon any of the Unencumbered Assets or any direct or indirect ownership interest of the Borrower in any Subsidiary owning any Unencumbered Asset, other than Permitted Liens or (b) permit any Unencumbered Asset or any direct or indirect ownership interest of the Borrower in any Subsidiary owning any Unencumbered Asset, to become subject to a Negative Pledge if immediately prior to the creation, assumption, incurrence or existence of such Lien, or Unencumbered Asset or ownership interest becoming subject to a Negative Pledge, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.

Section 10.3 Restrictions on Intercompany Transfers.

Other than as expressly set forth in this Agreement, the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other Equity Interests owned by the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Borrower or any other Subsidiary; (c) make loans or advances to the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) through (d), (1) those encumbrances or restrictions contained in any Loan Document or existing by reason of Applicable Law, (2) customary restrictions contained in the organizational documents, or documents governing Unsecured Indebtedness, of any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent applicable to the Equity Interest in such Subsidiary or the assets of such Subsidiary) and (3) encumbrances or restrictions contained in any agreement evidencing Unsecured Indebtedness so long as such encumbrances or restrictions are substantially similar to, or not more restrictive than, those contained in the Loan Documents or, (ii) with respect to clause (d), (1) customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business, (2) restrictions on the ability of any Loan Party or any Subsidiary to transfer, directly or indirectly, Equity Interests (and beneficial interest therein) in any Excluded Subsidiary pursuant to the terms of any Secured Indebtedness of such Excluded Subsidiary, (3) customary restrictions on transfer contained in leases applicable only to the property subject to such lease, (4) restrictions on transfer contained in any agreement relating to the transfer, sale, conveyance or other disposition of a Subsidiary or the assets of a Subsidiary permitted under this Agreement pending such transfer, sale, conveyance or other disposition; provided that in any such case, the restrictions apply only to the Subsidiary or the assets that are the subject of such transfer, sale, conveyance or other disposition, (5) customary non-assignment provisions or other customary restrictions on transfer arising under licenses and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to assets subject to such licenses and contracts and (6) restrictions on transfer contained in any agreement evidencing Secured Indebtedness secured by a Lien on assets that the Borrower or a Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement; provided that in any such case, the restrictions apply only to the assets that are encumbered by such Lien.

Section 10.4 Merger, Consolidation, Sales of Assets and Other Arrangements.

(a) The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (i) enter into any transaction of merger or consolidation or (ii) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); provided, however, that, so long as no Default or Event of Default exists, or would result therefrom, (1) the Borrower may merge with any of its Subsidiaries or any other Person; provided that the Borrower is the continuing or surviving Person, (2) any Subsidiary of the Borrower may be merged or consolidated with or into any other Subsidiary of the Borrower or another Person; provided that the surviving or continuing Person is a Subsidiary, and provided, further, that (x) if either Subsidiary is a Wholly Owned Subsidiary of the Borrower, the surviving or continuing Person is a Wholly Owned Subsidiary of the Borrower and (y) if the Borrower is party to any such merger or consolidation, the Borrower shall be the surviving or continuing Person, (3) a Subsidiary of the Borrower may be merged or consolidated with or into any other Person in connection with a sale or disposition permitted by Section 10.4(b) or an Investment permitted by Section 10.4(c), and (4) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up under this clause (4), as applicable, would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that, (i) the Borrower or any Subsidiary may sell, transfer, contribute or otherwise dispose of any of its assets to the Borrower or to any other Subsidiary, (ii) any Subsidiary may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate; provided that (x) immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (y) if the value of the assets to be conveyed, sold, transferred or otherwise disposed of to a Person other than the Borrower or a Subsidiary exceeds the Substantial Amount, the Borrower shall have delivered to the Administrative Agent and the Lenders (A) at least 10 Business Days’ prior written notice of such conveyance, sale, transfer, disposition and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such conveyance, sale, transfer, disposition, (iii) the Borrower and the Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of business and may sell their respective assets in the ordinary course of business or because such assets have become damaged, worn, obsolete or unnecessary or are no longer used or useful in their business, (iv) the Borrower and the Subsidiaries may convey, sell, transfer or otherwise dispose of cash and Cash Equivalents and inventory, fixtures, furnishings and equipment in the ordinary course of business and (v) the Borrower and the Subsidiaries may make other conveyances, sales, transfers and other dispositions so long as immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1 and if the value of the assets to be conveyed, sold, transferred or otherwise disposed of to a Person other than the Borrower or a Subsidiary exceeds the Substantial Amount, the Borrower shall have delivered to the Administrative Agent and the Lenders (A) at least 10 Business Days’ prior written notice of such conveyance, sale, transfer, disposition and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such conveyance, sale, transfer, disposition. For the avoidance of doubt, this Section 10.4(b) shall not limit any dividend or Restricted Payment not prohibited by Section 10.1(c).

(c) The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, engage in a transaction in which the Borrower, any other Loan Party or any other Subsidiary acquires assets of any other Person for an amount exceeding the Substantial Amount, or make an Investment in an amount exceeding the Substantial Amount in any other Person; provided, however, that: (i) the Borrower, any other Loan Party and any other Subsidiary may, directly or indirectly, acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) assets for an amount exceeding the Substantial Amount, or make an Investment in an amount exceeding the Substantial Amount in, any other Person, so long as (x) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1 and (y) the Borrower shall have delivered to the Administrative Agent and the Lenders (A) at least 10 Business Days’ prior written notice of such acquisition or Investments and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such acquisition or Investment, (ii) the Borrower, any other Loan Party and any other Subsidiary may make any acquisition or Investment permitted by Section 10.4(a) above,(iii) the Borrower, any other Loan Party and any other Subsidiary may make Investments received in respect of transactions permitted by Section 10.4(b) above and (iv) the Borrower, any other Loan Party and any other Subsidiary may consummate the Merger.

Section 10.5 Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 10.6 Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date; provided that the fiscal year of any Subsidiary may be changed to match the fiscal year of the Borrower.

Section 10.7 Modifications of Organizational Documents and Material Contracts.

The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into any amendment, supplement, restatement or other modification or waiver of the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement, limited liability company agreement or other applicable organizational document if such amendment, supplement, restatement or other modification of its certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) that (a) is adverse to the interest of the Administrative Agent or the Lenders in any material respect; provided that this Section 10.7 shall not prohibit any such amendment, supplement, restatement or other modification or waiver of the organizational documents of a Subsidiary required by the lender of any Secured Indebtedness to such

Subsidiary (or if such Subsidiary owns Equity Interests of one or more Excluded Subsidiaries but has no assets other than such Equity Interests and other assets of nominal value (including cash) incidental thereto, that is required by the lender of any Secured Indebtedness to an Excluded Subsidiary the Equity Interests of which are owned by such Subsidiary) or (b) could reasonably be expected to have a Material Adverse Effect. The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 10.8 Transactions with Affiliates.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(r), (b) transactions upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (d) Restricted Payments not prohibited by Section 10.1(c), (e) transactions with Unconsolidated Affiliates relating to the provision of management services and overhead and similar arrangements in the ordinary course of business, (f) employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrower and its Subsidiaries and (h) transactions between or among the Borrower and its Subsidiaries.

Section 10.9 Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than (i) Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments, currencies or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary and (ii) any agreement, commitment or arrangement for the sale of Equity Interests issued by the Borrower at a future date that could be discharged solely by (x) delivery of the Borrower’s Equity Interests (other than Mandatorily Redeemable Stock), or, (y) solely at Borrower’s option made at any time, payment of the net cash value of such Equity Interests at the time, irrespective of the form or duration of such agreement, commitment or arrangement.

Article XI Default

Section 11.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrower or any other Loan Party shall, under this Agreement or any other Loan Document, fail to pay (whether upon demand, at maturity, by reason of acceleration or otherwise), (i) when due, the principal on any of the Loans or (ii) within 5 Business Days of the date the Borrower or any other Loan Party has received written notice of such failure from the Administrative Agent, any interest or fees on any of the Loans or other payment Obligations owing by the Borrower or any other Loan Party under this Agreement, any other Loan Document or the Fee Letter.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.1 (solely with respect to the existence of the Borrower), Section 9.4(j) or Article X (excluding Section 10.8); or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross-Default.

(i) The Borrower, any other Loan Party or any other Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans and any Nonrecourse Indebtedness) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness (other than any Nonrecourse Indebtedness) as to which such a failure exists, of $200,000,000 or more (“Material Indebtedness”) and such failure shall continue beyond any applicable cure periods; or

(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or

(iii) Any other event shall have occurred and be continuing which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity; or

(iv) There occurs an “Event of Default” under and as defined in any Derivatives Contract constituting Material Indebtedness as to which the Borrower, any Loan Party or any other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract constituting Material Indebtedness as a result of a “Termination Event” (as defined therein) as to which the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein).

(e) Voluntary Bankruptcy Proceeding. The Borrower or any one or more Subsidiaries to which more than 5% of Gross Asset Value is attributable in the aggregate shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any one or more Subsidiaries to which more than 5% of Gross Asset Value is attributable in the aggregate in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof or the express written agreement of the parties thereto).

(h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has been denied by the applicable insurance carrier exceeds, individually or together with all other such judgments or orders entered against the Borrower, any other Loan Party or any other Subsidiary, $125,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $125,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any other Loan Party or any other Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any Loan Party aggregating in excess of $125,000,000; or

(ii) The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $125,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l) Change of Control.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the then outstanding voting stock of the Borrower; or

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

Section 11.2 Remedies Upon Event of Default.

During the existence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Section 11.1(e) or 11.1(f), (1) (A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the obligation of the Lenders to make Loans hereunder, shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the obligation of the Lenders to make Loans hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Unencumbered Assets and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e) Rescission of Acceleration by Requisite Lenders. If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.3 [Reserved].

Section 11.4 Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5 Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(a) to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

(b) to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c) [reserved];

(d) to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e) [reserved];

(f) to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (f) payable to them; and

(g) the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider, as the case may be. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6 [Reserved].

Section 11.7 Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the

Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.8 Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) [reserved], (iii) any Lender from exercising setoff rights in accordance with Section 13.3 (subject to the terms of Section 3.3), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clause (iv) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Article XII The Administrative Agent

Section 12.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents (other than this Agreement) for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2 Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.3 Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, that a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.4 Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document, or any Specified Derivatives Contract as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower, any other Loan Party or any other Subsidiary for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any Specified Derivatives Providers. The Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.5 Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved.

Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 13.6(b).

Section 12.6 Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Term Loan Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Term Loan Percentage (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7 Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 12.8 Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed as administrative agent by the Requisite Lenders (excluding for such purpose Loans held by the Lender then acting as Administrative Agent) upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) the Lender then acting as Administrative Agent has become a Defaulting Lender under clause (d) of the definition of that term. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation or having been removed, then, in the case of resignation by the Administrative Agent, the current Administrative Agent may, or in the case of removal of the Administrative Agent, the Requisite Lenders may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee and in any case shall have an office in the United States; provided that if no Lender has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further, that such Lenders so acting directly shall be and be deemed to be protected when so acting in such capacity by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. . After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 12.9 Titled Agents.

Each of the Joint Lead Arrangers, the Syndication Agents, and the Managing Agents (each, a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.10 Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 12.11 Erroneous Payments.

(a) Each Lender, each other Lender Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Lender Party (or the Lender Affiliate of a Lender Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Lender Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.5 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 12.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 12.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 12.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

(h) Nothing in this Section 12.11 shall be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), any Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had an Erroneous Payment not been made as described herein.

Section 12.12 Sustainability Structuring Agents.

The Sustainability Structuring Agents will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG targets to be used in connection with the ESG Amendment, in each case, based upon the information provided by the Borrower with respect to the applicable KPIs or ESG Ratings targets selected in accordance with Section 13.6(d); provided that the Sustainability Structuring Agents (x) shall have no duty to ascertain, inquire into or otherwise independently verify any such information and (y) shall have no responsibility for (and shall not be liable for) the completeness or accuracy of any such information.

Article XIII Miscellaneous

Section 13.1 Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

Attention: Michelle Bushore, Chief Legal Officer

Telephone Number: (858) 284-5252

If to the Administrative Agent:

Wells Fargo Bank, National Association

333 S. Grand Avenue, 9th Floor

Los Angeles, CA 90071

Attn: Nina Johnnie

Telephone: (213) 358-7529

Email Address: nina.c.johnnie@wellsfargo.com

with a copy to

Wells Fargo Bank, National Association

1512 Eureka Road, Suite 350

Roseville, California 95661

Attn: Patty Cabrera

Telephone: (916) 788-4672

with a copy to

Wells Fargo Bank, National Association

550 S Tryon Street 22nd Floor

Charlotte, NC 28203

Attn: Loan Administration Manager

Telephone: (704) 715-5747

If to the Administrative Agent under Article II:

Wells Fargo Bank, National Association

Minneapolis Loan Center 600 South 4th Street, 14th Floor

Minneapolis, Minnesota 55415

Attn: Kirby Wilson

Telecopier: (866) 595-7863

Telephone: (612) 667-6009

Email Address: Kirby.D.Wilson@wellsfargo.com

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable

Administrative Questionnaire

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, that a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2 Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary counsel to the Administrative Agent and the Joint Lead Arrangers, taken as a whole, and one local counsel for the Administrative Agent and the Joint Lead Arrangers, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty, and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, limited in the case of counsel to the reasonable fees and disbursements of one primary counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, one local counsel to the Administrative Agent and the Lenders, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty (and, in the case of an actual or perceived conflict of interest among the Administrative Agent and the Lenders, one additional primary counsel, and one local counsel in each relevant jurisdiction and with respect to each relevant specialty, to each group of similarly situated affected parties) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable and documented fees and disbursements of counsel to the Administrative Agent and any Lender (limited to the reasonable fees and disbursements of one primary counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, one local counsel to the Administrative Agent and the Lenders, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty (and, in the case of an actual or perceived conflict of interest among the Administrative Agent and the Lenders, one additional primary counsel, and one local counsel in each relevant jurisdiction and with respect to each relevant specialty, to each group of similarly situated affected parties)) incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan

Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3 Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured)(other than deposits of an unaffiliated third party) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.4 Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY

FORUM OTHER THAN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN SAN FRANCISCO, AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

(d) If, in any action or proceeding filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, the waiver of jury trial set forth in Section 13.4(a) is unenforceable, (i) the court must, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who must be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision; provided that, at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 may be heard and determined by the court, and (ii) without limiting the generality of Section 13.2, the Borrower will be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Section 13.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment or the Loans, as applicable, at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender of Commitments or Loans, an Affiliate of such a Lender or an Approved Fund of such a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender of Commitments or Loans, an Affiliate of such a Lender or an Approved Fund of such a Lender.

(iv) Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Term Loan Percentage of the Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of the Loan in accordance with its Term Loan Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon (other than with respect to a waiver of implementation of interest at the Post-Default Rate) or (z) release all or substantially all of the Guarantors from their Obligations under the Guaranty except as contemplated by Section 8.14(b) (but, for the avoidance of doubt, not including amendments or waivers of requirements to join additional Guarantors), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1 and 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g) [Reserved].

(h) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act, prior to any Lender becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.6 Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement (including Sections 2.13, 5.2(c) and 13.6(d)), (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the foregoing, or the immediately following subsection (b), ESG Amendments and modifications to the ESG Pricing Provisions shall be subject solely to the terms of the immediately following subsection (d). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto. Notwithstanding anything to the contrary contained in this Section, the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.2(c) in accordance with the terms of Section 5.2.

(b) Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i) increase (or reinstate) or extend the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase or extension of any Commitment);

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby (other than in accordance with clause (d) below); provided, however, that only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii) reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv) [Reserved];

(v) modify clause (a) of the definition “Term Loan Maturity Date” or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Loan or for the payment of Fees or any other Obligations owing to any Lender, in each case, without the written consent of each Lender directly affected thereby;

(vi) [Reserved];

(vii) modify the definition of “Term Loan Percentage” or amend or otherwise modify the provisions of Section 3.2, Section 3.3 or Section 11.5 without the written consent of each Lender directly affected thereby;

(viii) amend this Section, or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section, without the written consent of each Lender;

(ix) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender; provided that, with the consent of the Requisite Lenders, the provisions of this Section and the definition of the term “Requisite Lenders” may be amended to include references to any new class of loans created under this Agreement pursuant to Section 2.13 (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing classes of Loans or Lenders; or

(x) release all or substantially all of the Guarantors from their obligations under the Guaranty (except as contemplated by Section 8.14(b)) (but, for the avoidance of doubt, not including amendments or waivers of requirements to join additional Guarantors) without the written consent of each Lender.

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d) ESG Amendment. After the Effective Date, the Borrower, in consultation with the Sustainability Structuring Agents, shall be entitled to either (a) establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Borrower and its Subsidiaries or (b) establish external ESG ratings (“ESG Ratings”) targets to be mutually agreed between the Borrower and the Sustainability Structuring Agents. The Sustainability Structuring Agents, the Borrower and the Requisite Lenders may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating either the KPIs or ESG Ratings and other related provisions (the “ESG Pricing Provisions”) into this Agreement. Upon effectiveness of any such ESG Amendment, based on either the Borrower’s performance against the KPIs or its obtainment of the target ESG Ratings, certain adjustments to the Applicable Margin may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in an increase (if specified KPIs or ESG ratings targets are not achieved) or decrease (if specified KPIs or ESG ratings targets are achieved) of more than 4.00 basis points in the Applicable Margin. If KPIs are utilized, the pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association), including the identification of a sustainability assurance provider and is to be agreed between the Borrower and the Sustainability Structuring Agents (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Margin for Loans to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Administrative Agent, the Borrower and the Requisite Lenders.

(e) Technical Amendments. Notwithstanding anything to the contrary in this Section 13.6, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or any other Loan Document or an inconsistency between provisions of this Agreement or any other Loan Document, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders in any material respect. Any such amendment shall become effective without any further action or consent of any other party to this Agreement.

(f) Other Consents.

(i) In the event that there is (x) an approval by the “Requisite Lenders” (as defined in the Revolving Credit Agreement) of the addition of an “Unencumbered Asset” which does not meet one or more of the criteria for inclusion set forth in the Revolving Credit Agreement and herein, or (y) a proposal in writing to modify, amend, waive or restate, terminate or request a consent or approval with respect to, any provisions in the Revolving Credit Agreement in respect of Guarantors, Unencumbered Assets, reporting requirements, representations and warranties, affirmative covenants, negative covenants, financial covenants, changes in accounting practices, events of default, or definitions related thereto (which may include a written waiver of an existing actual or potential default or event of default that is intended to be eliminated by such modification, amendment, consent, approval, restatement or waiver) (each of the foregoing in clauses (x) and (y), a “Proposed Modification”), then (A) any Lender shall be deemed to have simultaneously (and without any further action by any Person) approved the Proposed Modification of any corresponding provision hereof for purposes of determining if the requisite approvals hereunder have been obtained if such Lender or an Affiliate of such Lender approved the Proposed Modification under the Revolving Credit Agreement in its capacity as a “Lender” under the Revolving Credit Agreement and (B) in the case that the Lenders described in clause (A) above constitute the Requisite Lenders, then simultaneously (and without any further action by any Person) with the agreement to or granting of such Proposed Modification under the Revolving Credit Agreement, this Agreement shall be deemed modified, amended or restated, or such waiver, consent or approval granted, in a manner consistent with the Proposed Modifications under the Revolving Credit Agreement, unless such modification, restatement, waiver, consent or approval requires the consent of each Lender or any other Lender (in addition to the Lenders described in clause (A) above) under Section 13.6(b).

(ii) In the event any financial covenants (including any associated definitions) set forth in the Revolving Credit Agreement or any amendment, modification, supplement, restatement, refinancing (in full) or replacement (in full) thereof, shall be implemented or amended to be more restrictive on the Borrower than the financial covenants set forth herein in this Agreement (a “More Favorable Financial Covenant”), the applicable financial covenant(s) set forth in this Agreement and the other Loan Documents shall automatically be deemed to be amended to conform to the modified covenant(s) in the Revolving Credit Agreement (together with any grace or cure periods applicable thereto), unless the Requisite Lenders otherwise agree in their sole discretion.

(iii) Any More Favorable Financial Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to Section 13.6.(f)(ii) shall be deemed automatically amended, supplemented, loosened, excluded, terminated or otherwise modified herein to reflect any subsequent amendments, supplements, loosenings, terminations, exclusions or any other modifications made to such More Favorable Financial Covenant under the Revolving Credit Agreement or any amendment, modification, supplement, restatement, refinancing (in full) or replacement (in full) thereof effected as of the date of such amendments, supplements, loosenings, terminations, exclusions or any other modifications; provided that no such amendment shall have the effect of making Section 10.1 (and related definitions as used therein) any less favorable to the Lenders than such Section as set forth in this Agreement as in effect on the date of this Agreement (or on the date of any later written amendment to, restatement of, or waiver, consent or approval of this Agreement amending Section 10.1 (and related definitions as used therein) other than any such amendment, restatement, waiver, consent or approval solely for the purpose of memorializing the incorporation of such Incorporated Covenants to this Agreement).

(iv) If requested by the Borrower or the Administrative Agent, the Borrower, the Administrative Agent and each approving Lender (including any Lender deemed to have approved as described above) shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval of this Agreement memorializing such modification, restatement, waiver, consent, or approval.

Section 13.7 Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.8 Confidentiality.

The Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party will be responsible for its Affiliates’ and its and their respective Related Parties’ compliance with this Section 13.8); (b) subject to an agreement containing provisions substantially the same as those of this Section 13.8, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or Loan or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments thereunder; (c) as required or requested by any Governmental Authority or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law, in which case (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) such disclosing Person shall promptly notify the Borrower thereof to the extent permitted by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section 13.8 or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications or to data service providers, including league table providers, that serve the lending industry; (i) to any other party hereto; and (j) with the prior written consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section 13.8 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.9 Indemnification.

(a) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Titled Agent, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all actual losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party (subject to the limitations below)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith breach of direct funding obligations hereunder of such Indemnified Party or (B) result from a dispute among Indemnified Parties (other than disputes involving the Administrative Agent, a Joint Lead Arranger or other agent in its capacity or in fulfilling its role as such and any claims arising out of any act or omission on the part of the Borrower or any Subsidiary); provided, further, however, that legal fees and expenses shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Indemnified Parties, taken as a whole, and one local counsel for the Indemnified Parties, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel and one local counsel in each relevant jurisdiction and with respect to each relevant specialty to the similarly situated affected Indemnified Parties taken as a whole. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. Each Indemnified Party shall be obligated to refund or return any amounts paid by the Borrower under this paragraph to such Indemnified Party to the extent such Indemnified Party was not actually entitled to payment of such amounts in accordance with the terms hereof as determined by such Indemnified Party in its sole discretion exercised in good faith.

(b) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 13.9 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.10 Termination; Survival.

This Agreement shall terminate at such time as (a) none of the Lenders is obligated any longer under this Agreement to make any Loans and (b) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Lenders and their respective Related Parties are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.6, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent, the Lenders and their respective Related Parties (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11 Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.12 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13 Counterparts; Electronic Signatures.

(a) To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

(b) The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 13.14 Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.15 Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.16 Limitation of Liability.

None of the Administrative Agent any Lender, or any of their respective Related Parties, the Borrower or any of its Subsidiaries shall have any liability with respect to, and each of the Administrative Agent the Lenders and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by any of the foregoing Persons in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents; provided, that the foregoing does not limit or relieve the Borrower of its obligations under Sections 13.2 and 13.9 hereof with respect to any such damages. None of the Administrative Agent any Lender or any of their respective Related Parties shall be liable to the Borrower, its Affiliates or any other Person for any damages arising from the use by others of information or other materials obtained or transmitted by any electronic means.

Section 13.17 Entire Agreement.

This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 13.18 Construction.

The Administrative Agent the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent the Borrower and each Lender.

Section 13.19 Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.20 Acknowledgement and Consent to Bail-in of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.21 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 13.22 Effect of Amendment and Restatement.

(a) Existing Loan Agreement. Each party hereto, including each Existing Lender and the Existing Administrative Agent in their respective capacities as such, acknowledge and agree that upon satisfaction of the conditions precedent set forth in Sections 6.1 and 6.2 of this Agreement, this Agreement and the other Loan Documents shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Loan Agreement, and the Existing Loan Agreement and each “Loan Document” (as defined in the Existing Loan Agreement) shall be amended, superseded and restated in all respects and in their entirety, in each case, on a prospective basis by the terms and provisions of this Agreement and the other Loan Documents, as applicable, and shall be of no further force and effect.

(b) Consent to Non-Pro Rata Payoff. Each Lender (including in its capacity as an Existing Lender) consents to the repayment by the Borrower, on a non-pro rata basis, of any outstanding portion of the Existing Term Loan that is not assumed by the Borrower pursuant to the Assumption.

(c) Resignation of Existing Administrative Agent. On the Effective Date, JPMorgan Chase Bank, N.A. hereby resigns as the Administrative Agent under, and as defined in, the Existing Loan Agreement and the “Loan Documents” (as defined in the Existing Loan Agreement). By their execution of this Agreement, the Borrower and the Lenders party to this Agreement accept such resignation, agree that Wells Fargo Bank, National Association shall be the successor Administrative Agent (as defined in this Agreement), and acknowledge and confirm that, from and after the Effective Date, JPMorgan Chase Bank, N.A. shall be irrevocably and permanently released and discharged from and have no further obligations or duties under the Existing Loan Agreement and the “Loan Documents” (as defined in the Existing Loan Agreement) in such capacity, other than any obligations of the Administrative Agent under, and as defined in, the Existing Loan Agreement or the “Loan Documents” (as defined in the Existing Loan Agreement) that by their express terms survive JPMorgan Chase Bank, N.A.’s resignation as Administrative Agent (as defined in the Existing Loan Agreement) thereunder in accordance with the terms thereof, and JPMorgan Chase Bank, N .A. shall bear no responsibility or liability for any actions taken or omitted to be taken by any successor Administrative Agent under, or in connection with, the transactions contemplated by this Agreement and/or any of the Loan Documents.

(d) NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING LOAN AGREEMENT. THE PARTIES HERETO (INCLUDING EACH EXISTING LENDER AND THE EXISTING ADMINISTRATIVE AGENT IN THEIR RESPECTIVE CAPACITIES AS SUCH) ACKNOWLEDGE AND AGREE THAT SUCH PARTIES DO NOT INTEND THIS AGREEMENT NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY SPIRIT LP, THE BORROWER OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING LOAN AGREEMENT); PROVIDED THAT, ON THE EFFECTIVE DATE UPON THE ASSUMPTION OF THE EXISTING TERM LOAN AND THE CONSUMMATION OF THE REFINANCING, THE BORROWER ASSUMES ALL OF SPIRIT LP’S OBLIGATIONS AS THE “BORROWER” UNDER THE EXISTING LOAN AGREEMENT, AS AMENDED BY THIS AGREEMENT, AND SHALL BE THE “BORROWER” FOR ALL PURPOSES HEREUNDER AND SPIRIT LP SHALL BE RELEASED AS THE “BORROWER” UNDER THE EXISTING LOAN AGREEMENT AND THE OTHER “LOAN DOCUMENTS” (AS DEFINED IN THE EXISTING LOAN AGREEMENT) AND ANY “GUARANTOR” (AS DEFINED IN THE EXISTING LOAN AGREEMENT) (INCLUDING, FOR THE AVOIDANCE OF DOUBT, SPIRIT) SHALL BE RELEASED AS A GUARANTOR UNDER THE “LOAN DOCUMENTS” (AS DEFINED IN THE EXISTING LOAN AGREEMENT), EACH OF SPIRIT LP, SPIRIT AND ANY OTHER GUARANTOR UNDER THE EXISTING LOAN AGREEMENT SHALL HAVE NO LIABILITY OR OBLIGATION WITH RESPECT TO THE OBLIGATIONS HEREUNDER AND THAT EACH OF THE EXISTING “LOAN DOCUMENTS” (AS DEFINED IN THE EXISTING LOAN AGREEMENT) SHALL BE AMENDED, SUPERSEDED AND RESTATED IN ALL RESPECTS AND IN THEIR ENTIRETY, IN EACH CASE, ON A PROSPECTIVE BASIS BY THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, AND SHALL EACH BE OF NO FURTHER FORCE AND EFFECT.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

REALTY INCOME CORPORATION

By:	/s/ Jonathan Pong
Name:	Jonathan Pong
Title:	Vice President

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[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Cristina Johnnie
Name:	Cristina Johnnie
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Cody A. Canafax
Name:	Cody A. Canafax
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

TD Bank, N.A., as a Lender

By:	/s/ Nathan Bondini
Name: Nathan Bondini
Title: Vice President

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Chelsea McCune
Name: Chelsea McCune
Title: Director

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

Bank of America, N.A., as a Lender

By:	/s/ Helen Chan
Name: Helen Chan
Title: Vice President

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

TRUIST BANK, as a Lender

By:	/s/ Ryan Almond
Name: Ryan Almond
Title: Director

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Priyankush Goswami
Name: Priyankush Goswami
Title: Authorized Signatory

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Jack Kuhns
Name: Jack Kuhns
Title: Authorized Signatory

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Erin L, Mahon
Name:	Erin L, Mahon
Title:	Assistant Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Tenn Loan Agreement – Realty Income Corporation]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Michael Leonardos
Name: Michael Leonardos
Title: Executive Director

[Signature Page to Amended and Restated Term Loan Agreement – Realty Income Corporation]